UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

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Filed by a Party other than the Registrant [_]

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[X]	Definitive Proxy Statement
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[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

HUMANA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

{LOGO Humana 40 Years]

March 30, 2001

Dear Fellow Stockholders:

          We would like to invite you to attend our 2001 Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, May 17, 2001, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky. At the meeting, stockholders will vote on the annual election of directors.

          Enclosed are:

•	The notice of meeting
•	The proxy statement
•	Financial information about Humana and Management’s Discussion and Analysis of Humana’s operations and financial condition

          Also enclosed are the following:

•	Humana’s 2000 Summary Annual Report to Stockholders
•	A proxy card
•	A postage-paid envelope

          We hope you can attend the meeting. If you are unable to join us, however, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

          This Proxy Statement is being mailed to the Company’s stockholders of record on or about March 30, 2001.

Sincerely,

/s/ David A. Jones David A. Jones Chairman of the Board and Significant Stockholder	/s/ Michael B. McCallister Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 30, 2001

Notice of Annual Meeting of Stockholders
Thursday, May 17, 2001
10:00 a.m., EDT
Humana Building
25th Floor Auditorium
500 West Main Street
Louisville, Kentucky 40202

AGENDA

1.	Elect directors; and

2.	Transact any other business properly brought before the meeting.

          Stockholders of record at the close of business on March 20, 2001 will be entitled to vote.

          Your vote is important so that as many shares as possible will be represented. Please vote by one of the following methods:

•	VIA THE INTERNET
•	BY TELEPHONE
•	BY RETURNING THE ENCLOSED PROXY CARD

(see instructions on proxy card).

By Order of the Board of Directors,

/s/ Joan O. Lenahan
Joan O. Lenahan
Secretary

TABLE OF CONTENTS

Questions & Answers	1

Election of Directors	4

Director Attendance	6

Director Compensation	6

Board Committees	8

Corporate Governance	10

Stock Ownership Information

Section 16(a) Beneficial Ownership Reporting Compliance	11

Security Ownership of Certain Beneficial Owners of Company Common Stock	11

Security Ownership of Directors and Executive Officers	12

Executive Compensation

Executive Compensation of the Company	15

2000 Stock Option Grants	17

2000 Option Exercises and Year-End Values	18

Officers’ Target Retirement Plan	19

Certain Agreements	20

Certain Transactions with Management and Others	22

Audit Committee Report	23

Appointment of Independent Accountants	24

Organization & Compensation Committee Report	25

Company Stock Performance	29

Additional Information	30

Appendix A—Audit Committee Charter	A-1

Appendix B—Supplemental Information	B-1
QUESTIONS & ANSWERS

Q:	When will this proxy statement be sent to stockholders?

A:	This proxy statement is being sent on or about March 30, 2001 to stockholders of record as of March 20, 2001. It will also be available at the Company’s web site: www.humana.com on that date.

Q:	What am I voting on?

A:
You are being asked to elect individuals to serve on the Board of Directors of the Company. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends that you vote FOR each of the nominees.

All Shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the executed proxies will be voted FOR approval of the election of the Board of Directors.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 20, 2001 (the Record Date) are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Q:	How many shares can vote?

A:	As of the Record Date, March 20, 2001, 169,024,507 Shares of Company Common Stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:
A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. Any stockholder of record present at the Annual Meeting, but who abstains from voting shall be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	How many votes are required to elect the directors?

A:
The affirmative vote of a plurality of the Shares of Company Common Stock represented in person or by properly executed proxy is required to approve the election of each of the Company’s nominees for election as a director. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality.

Q:	How do I vote?

A:	There are three methods—you only need to do one:
•	On-line voting is available via the Internet. If you have access to the Internet, we encourage you to vote at the following web address: www.ProxyVote.com;

•	You may also vote by telephone (see number on proxy card); or

•	By completing and mailing your proxy card. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of directors.

Q:	How do I revoke my proxy?

A:
You have the right to revoke your proxy at any time before the meeting. To do so, you must give written notice of revocation to the Automatic Data Processing, Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717 or by fax at (515) 254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

Q:	Who will count the votes?

A:
Automatic Data Processing, Investor Communication Services, and D. F. King & Co., Inc. will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

Q:	When are the stockholder proposals for the 2002 Annual Meeting due?

A:
Stockholder proposals for inclusion in the proxy materials relating to the Annual Meeting of Stockholders to be held in May 2002 must be submitted to the Corporate Secretary in writing no later than November 30, 2001. The Company’s address is: 500 W. Main Street, Louisville, KY 40202.

Q:	How much did this proxy solicitation cost?

A:
D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $10,000 plus expenses. The Company will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the stockholders.

Q:	How can I obtain additional information about the Company?

A:
We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2000, excluding certain of its exhibits, without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and various other filings may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com.

Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in the Company’s Form 10-Q for the period ending June 30, 2001 which will be filed with the Securities and Exchange Commission on or before August 14, 2001.

ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote “FOR” All Nominees

          The Board of Directors of Humana Inc. (the “Company”), in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eight. The directors are elected to hold office until the Annual Meeting of Stockholders in 2002 and until a successor is elected and qualified.

          If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of Common Stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

          The following table shows certain information concerning the nominees at March 1, 2001.

Name	Age	Position	First elected director
David A. Jones(1)	69	Chairman of the Board	09/64
David A. Jones, Jr.	43	Vice Chairman of the Board	05/93
Charles M. Brewer	42	Director	07/00
Michael E. Gellert	69	Director	02/68
John R. Hall	68	Director	05/92
Irwin Lerner	70	Director	11/93
Michael B. McCallister	48	Director, President & Chief Executive Officer	02/00
W. Ann Reynolds, Ph.D.	63	Director	01/91

(1)	A director of a predecessor corporation since 1961.

          David A. Jones has been Chairman of the Board of the Company since its inception and served as Chief Executive Officer of the Company from August 1969 to December 1997, when he retired. Due to the resignation of the Company’s former President and Chief Executive Officer in August 1999, he served as Interim Chief Executive Officer from that time until February 2000, when Mr. McCallister was elected. Mr. Jones is also a director of Abbott Laboratories.

          David A. Jones, Jr. was elected Vice Chairman of the Board of the Company in September 1996. He is Chairman and Managing Director of Chrysalis Ventures, LLC, a venture capital firm in Louisville, Kentucky, and is the son of David A. Jones, Chairman of the Board. He is Chairman of the Board of High Speed Access Corp., and a director of Mid-America Bancorp and Telecorp PCS, Inc.

          Charles M. Brewer joined Humana as a director in July 2000. He was formerly Chairman of EarthLink Inc., a position from which he resigned in August 2000. In February 2000, EarthLink merged with MindSpring, another leading Internet service provider, which Mr. Brewer founded in 1994 and where he served as Chairman and Chief Executive Officer until the merger with EarthLink. Before founding MindSpring, Mr. Brewer was Chief Executive Officer of AudioFax, Inc., an Atlanta company providing fax server software.

          Michael E. Gellert is a general partner of Windcrest Partners, a private investment partnership in New York, New York, having held that position since April 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert and its predecessors in New York, New York. Mr. Gellert is also a director of Devon Energy Corporation; High Speed Access Corp.; Seacor Smit Inc.; Six Flags Inc.; Smith Barney World Funds, Inc.; and a Member of the Putnam Trust Advisory Board to The Bank of New York.

           John R. Hall is the retired Chairman of the Board and Chief Executive Officer of Ashland Inc., positions he held since 1981 until his retirement. He is also a member of the American Petroleum Institute Executive Committee, a member of the Transylvania University Board of Trustees and past President of Vanderbilt University Board of Trustees and remains a trustee. Mr. Hall was Chairman of the Board of Arch Coal, Inc. from 1997 to 1998 and a director until 1999. He was named non-executive Chairman of Bank One Corporation in December 1999, a position that he held for three months. He is also a director of Bank One Corporation; The Canada Life Assurance Company; CSX Corporation; UCAR International Inc.; and United States Enrichment Corporation.

          Irwin Lerner is the retired Chairman of the Board and Chairman of the Executive Committee of Hoffmann-La Roche Inc. From April 1980 to December 1992, Mr. Lerner was President and Chief Executive Officer of Hoffmann-La Roche Inc. He serves on the U.S. Advisory Board of the Zurich Insurance Company, and was Chairman of the Board of the New Jersey Governor’s Council for a Drug Free Workplace. He is a Distinguished Executive-in-Residence at the Rutgers University Graduate School of Management. He is also a director of Axys Pharmaceuticals, Inc.; Covance Inc.; Inhale Therapeutic Systems Inc.; Medarex Inc.; Public Service Enterprise Group and its wholly owned subsidiary, Public Service Electric and Gas Company; and V. I. Technologies. Inc.

          Michael B. McCallister was elected President and Chief Executive Officer of the Company in February 2000. Before that, Mr. McCallister served as Senior Vice President—Health System Management from January 1998 to February 2000. Mr. McCallister served as Division I President from July 1996 to January 1998. He joined the Company in June 1974.

          W. Ann Reynolds, Ph.D. is President of the University of Alabama at Birmingham, a position she has held since September 1997. Before that, she served as Chancellor of the City University of New York, in New York, New York for seven years and Chancellor of the California State University system for eight years. She is also a director of Abbott Laboratories; iPhysician Net; Maytag Corporation; and Owens-Corning Fiberglass Corporation.

          The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

DIRECTOR ATTENDANCE

          During 2000, the Board of Directors met 7 times (6 regular meetings and 1 special meeting). All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members.

DIRECTOR COMPENSATION

          The following table shows compensation for Directors who are not employees:

    Compensation

Annual Board Retainer	$17,500
(Except for Chairman)	$25,000 worth of Humana Stock based on the fair market value the first business day of January (1)

Annual Stock Option Grant (2)	5,000 stock options

Annual Fee for Committee Chairperson	$3,000
(except Executive Committee)

Annual Fee—Executive Committee Members	$5,000

Board Attendance Fee (per meeting)	$2,500 effective July 13, 2000
(Prior to that $2,000)

Committee Attendance Fee (per meeting)	$1,000

(1)
Each director, except Mr. Jones and Mr. Brewer, received 3,525 shares in 2000. Mr. Brewer received a pro-rated award of 1,763. Mr. Jones does not participate due to his retainer provisions described below.

(2)	The director options granted on January 3, 2000 had an exercise price of $7.875, the fair market value on that date.

          In addition, the Company paid certain local taxes which averaged approximately $990 per outside director, excluding Mr. Jones’ amount which is described below.

          During 1999, a Search Committee was established to select the Company’s President and Chief Executive Officer. Michael B. McCallister was elected to this position in February 2000. In July 2000, the members of the Search Committee received payments for their services as follows: David A. Jones, Jr.—$100,000; Michael E. Gellert—$50,000; and Irwin Lerner—$50,000.

          In 2000, as the Company’s Chairman of the Board of Directors, Mr. Jones received a $200,000 annual cash retainer in lieu of attendance fees and the annual board retainer fee outlined above. Mr. Jones receives the annual stock option grant described above and receives fees as an Executive Committee member. Mr. Jones served as Interim Chief Executive Officer from August 3, 1999 to February 2, 2000. In recognition of Mr. Jones’ service as Interim Chief Executive Officer and his continued commitment to the Company in completing the transition of management, the Organization & Compensation Committee recommended, and the full Board approved a payment to Mr. Jones of $900,000 in 2000. In addition to Board of Directors’ responsibilities, Mr. Jones’ compensation reflects his continuing consultation on major initiatives of the Company and on corporate strategy and policy, and his external activities, including preserving and enhancing the image of the Company within the health care industry. Mr. Jones was provided office space, with an annual value of approximately $43,500 and administrative and secretarial support, with an annual cost of approximately $190,300. In addition, during 2000, the Company provided Mr. Jones with life and accidental death insurance, parking, use of the Company airplane, occupational tax, and membership to the fitness club at a cost of approximately $47,600. Upon his retirement in December 1997, Mr. Jones elected to receive a lifetime annuity payment under the Officers Target Retirement Plan (“OTRP”). Under the OTRP, Mr. Jones receives approximately $60,000 monthly. In December 1999, the Board believed it was in the best interest to set out the terms and conditions as described above in a written agreement. This agreement formalizes the terms of Mr. Jones’ compensation as described herein until he no longer serves as Chairman of the Board or until December 31, 2004, whichever is longer.

          In 2000, in connection with his position as Vice Chairman of the Board, David A. Jones, Jr. received $30,000 as reimbursement for office expenses.

          The following table shows annual benefits for Directors who are not employees:

    Benefits

Charitable Contributions	Company matches up to $20,000

Group Life and Accidental Death Insurance	$150,000

Business Travel Accident Insurance	$250,000

          Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at the same rate that employees pay. Two directors have elected this option.

          The Company also maintains Stock Option Plans pursuant to which options to purchase 15,000 Shares of the Common Stock are granted at 100% of fair market value to each Non-employee Director upon his or her initial election to the Board of Directors. Mr. Brewer received 15,000 options upon his election in July 2000. In addition, options to purchase 5,000 Shares of the Common Stock are granted on the first business day of each January at 100% of fair market value to each Non-employee Director.

          Non-employee Directors elected subsequent to 1998 do not receive any retirement benefits. The current directors, other than Mr. Brewer, were grandfathered under the Company’s Retirement Policy (the “Policy”). The Policy provides that a director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. The retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, each retiring director also receives an annual matching charitable contribution benefit of 50% of the annual retirement benefit. Benefits are prorated for any retiring director who has not served at least ten years on the Board of Directors. K. Frank Austen, M.D. will retire subsequent to the Annual Meeting after 11 years of service and will begin receiving benefits under this Policy. For fiscal year 2000, the Company paid and will continue to pay benefits under the Policy to two former directors and has a separate letter agreement that was executed before the adoption of the Policy with one other former director. The benefits under the letter agreement are comparable to those under the Policy.

BOARD COMMITTEES

          The Company has Executive, Audit, Investment, Medical Affairs, Nominating & Corporate Governance, and Organization & Compensation Committees of its Board of Directors. The Company has adopted written charters for each of the Board Committees. The members of the Audit and Organization & Compensation Committees are independent outside directors as defined by the New York Stock Exchange and the Securities and Exchange Commission, respectively. The Company believes that the Nominating Committee is comprised solely of independent directors, none of whom have any relationship with the Company that would interfere with his or her ability to exercise independent judgement in nominating candidates for Board membership. Additional information regarding the Audit Committee and the Organization & Compensation Committee is included in this Proxy Statement under the caption “Audit Committee Report” and “Organization & Compensation Committee Report,” respectively. The Audit Committee Charter is attached to this Proxy Statement as Appendix A. Membership as of the Record Date was as follows:

Audit	Executive	Investment
Michael E. Gellert,	David A. Jones,	W. Ann Reynolds, Ph.D.,
Chairman	Chairman	Chairwoman
K. Frank Austen, M.D.*	Michael E. Gellert	K. Frank Austen, M.D.*
Charles M. Brewer	David A. Jones, Jr.	Michael E. Gellert
John R. Hall	Michael B. McCallister	David A. Jones, Jr.
Irwin Lerner

Medical Affairs	Nominating & Corporate Governance	Organization & Compensation
K. Frank Austen, M.D.,	John R. Hall,	Irwin Lerner,
Chairman*	Chairman	Chairman
Irwin Lerner	David A. Jones, Jr.	K. Frank Austen, M.D.*
W. Ann Reynolds, Ph.D.	W. Ann Reynolds, Ph.D.	Charles M. Brewer
Michael E. Gellert
John R. Hall

*Retiring May 2001.

          The number of meetings held in 2000 and the primary functions of each Board Committee follows:

Audit Committee
6 meetings in 2000

•	Recommends to the Board the appointment of the Company’s independent accountants;
•
Meets with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion, reviews such audit;

•
Reviews with the independent accountants, the Company’s internal auditor, and financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company and makes recommendations for the improvement of such internal control procedures;

•
Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants;

•	Receives prior to each meeting, a summary of findings from completed internal audits and progress reports on the proposed internal audit plan;
•
Reviews the financial statements contained in the annual report and other reports to stockholders with management and the independent accountants to determine that the external auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	Provides the opportunity to confer independently with the internal auditors and the independent accountants; and
•	Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

Executive Committee
2 meetings in 2000

•	Exercises all the powers of the Board of Directors except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board.

Investment Committee
2 meetings in 2000

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans; and
•	Analyzes and ratifies the investment decisions.

Medical Affairs Committee
2 meetings in 2000

•	Identifies members’ needs in the facilitation of health services and oversees their implementation;
•
Reviews the effectiveness of the functions which form managed care partnerships with physicians and which develop medical management processes designed to improve the quality of care delivered to the Company’s members; and

•	Reviews processes which allow the Company to maintain accreditation and meet quality-based regulatory requirements.

Nominating & Corporate Governance Committee
1 meeting in 2000

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board;
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;
•	Seeks out possible candidates and aids in attracting highly qualified candidates to serve on the Board;
•	Recommends for Board approval, candidates to fill vacancies on the Board which occur between annual meetings;
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board; and
•	Considers the overall relationship of the Board and management.

Organization & Compensation Committee
4 meetings in 2000

•	Reviews and approves compensation for the Chief Executive Officer of the Company;
•	Administers the Company’s equity compensation plans;
•	Reports to the Board regarding performance appraisals and compensation guidelines concerning the Chief Executive Officer and other executive officers;
•
Reviews and recommends to the Board additional executive compensation and employee benefit programs, including incentive-based compensation programs, non-cash compensation programs, retirement and savings plans, severance programs, and any material changes to existing programs; and

•	Reviews and approves changes required by law to be made to existing employee benefit programs.

CORPORATE GOVERNANCE

          The Board’s corporate governance guidelines incorporate principles by which the Board operates. These are not a set of legally binding obligations, but guidelines within which the Board may conduct its business. They should be interpreted in the context of all applicable laws and the Company’s Articles of Incorporation, Bylaws and other governing legal documents. The guidelines are as follows:

•	Established the Nominating & Corporate Governance Committee of the Board;
•
A majority of the Directors should come from outside the Company and independence is important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board;

•
The Board of Directors meets regularly on a bi-monthly basis. Special sessions are scheduled as required. The Chairman and the President set the agenda, and directors may suggest items for inclusion. Information is made available to the Board of Directors a reasonable period of time before each meeting;

•	Only independent outside directors serve on the Company’s Audit and Organization & Compensation Committees;
•	All directors stand for election every year;
•	Outside directors meet in executive session as required; and
•	Every year the Board of Directors reviews and approves a one-year operating plan for the Company.

Organization & Compensation Committee Interlocks and Insider Participation

          All members of the Organization & Compensation Committee are non-employee directors and no member has any direct or indirect material interest in, or a relationship with, the Company, other than stock holdings as discussed herein and as related to his or her position as director. During 2000, no member of the Organization & Compensation Committee had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STOCK OWNERSHIP INFORMATION

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

          During the year ended December 31, 2000, based upon the Company’s knowledge of stock transfers, review of copies of these reports and written representations furnished to the Company, all executive officers, directors and greater than ten percent beneficial owners of the Company’s Common Stock complied with Section 16(a) filing requirements applicable to the Company.

          The Company has a program to oversee the compliance of its officers and directors in their reporting obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS OF COMPANY COMMON STOCK

Principal Stockholders of the Company

          The following table shows certain data with respect to those persons known by the Company to be beneficial owners of 5% or more of the outstanding Common Stock of the Company as of the Record Date.

Dreman Value Management, L.L.C. 10 Exchange Place Jersey City, NJ 07302	17,019,513 shares	10.1%(1)(2)

Scudder Kemper Investments, Inc. 345 Park Avenue New York, NY 10154	14,152,885 shares	8.4%(1)(3)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	13,676,500 shares	8.1%(1)(4)

Vanguard Specialized Funds Vanguard Health Care Fund P.O. Box 2600—V37 Valley Forge, PA 19482	11,495,000 shares	6.8%(1)(5)

J. & W. Seligman & Co. Incorporated William C. Morris 100 Park Avenue New York, NY 10017	10,445,025 shares	6.2%(1)(6)

David A. Jones Chairman of the Board	9,141,613 shares	5.4%(1)(7)

(1)	The percentage is based on 169,024,507 shares outstanding on the Record Date.

(2)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2000, Dreman Value Management, L.L.C. has sole power to vote 1,951,018 shares; has no shared power to vote any shares; has sole power to dispose of 17,019,513 shares; and has no shared power to dispose of shares.

(3)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2000, Scudder Kemper Investments, Inc. has sole power to vote 14,051,270 shares; has sole power to dispose of 14,054,369 shares; and has shared power to vote or dispose of 98,516 shares.

(4)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2000, Wellington Management Company, LLP has shared power to vote 1,932,400 shares; has shared dispositive power over 13,676,500; and no sole power to vote or dispose of any shares.

(5)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2000, Vanguard Specialized Funds-Vanguard Health Care Fund has sole power to vote 11,495,000 shares; has shared dispositive power over 11,495,000 shares; and has no shared voting or sole dispositive power.

(6)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2000, J. & W. Seligman & Co. Incorporated (JWS) and William C. Morris, majority owner of outstanding voting securities of JWS, has shared power to vote 7,771,405 shares; has shared dispositive power over 10,445,025; and has no sole power to vote or dispose of any shares.

(7)
Based upon a Form 4 filed with the Commission for the month of February 28, 2001. Includes 15,000 shares which may be acquired through the exercise of currently exercisable options and excludes 31,385 shares held by Mr. Jones’ wife.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table shows stock ownership by each of the Company’s nominees for directors, each Named Executive Officer, and by the director nominees and executive officers as a group as of March 1, 2001, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of March 1, 2001(1)(2)	Percent of Class(3)
David A. Jones (4)	9,141,613	5.41
Charles M. Brewer	3,455
Michael E. Gellert	162,917
John R. Hall	67,805
David A. Jones, Jr.	461,525
Irwin Lerner	67,217
Michael B. McCallister	868,265
W. Ann Reynolds, Ph.D.	46,817
Kenneth J. Fasola	461,175
James E. Murray	498,429
Bruce J. Goodman	182,935
Jonathan T. Lord, M.D.	100,000
All directors and executive officers as a group (21 in number, including those named above (“Group”))	13,414,236	7.94

(1)
Beneficial ownership of Shares of Company Common Stock, for purposes of this Proxy Statement, includes Shares of Company Common Stock as to which a person has or shares voting and/or investment power. Therefore, all restricted stock for which a person has voting power is included. See the Summary Compensation Table in this Proxy Statement for further information. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company Common Stock beneficially owned by them.

As described in the footnotes, the number of Shares of Company Common Stock listed excludes:

(a)	the interest of certain persons in Shares of Company Common Stock held by family members in their own right; and

(b)
certain Shares of Company Common Stock held for the benefit of such individuals by the Humana Retirement and Savings Plan (the “HRSP”) on February 1, 2001, (the latest date for which the information is available), over which the employee participant has no voting or investment power. They are as follows:

Michael B. McCallister	10,456
Kenneth. J. Fasola	1,640
James E. Murray	3,036
Bruce J. Goodman	56
Group	29,017

          The number of Shares of Company Common Stock listed, however, includes:

(a)
certain Shares of Company Common Stock held for the benefit of the individuals in the HRSP as of February 1, 2001, over which the employee participant has no voting power but does have investment power. In certain circumstances, such as a merger or reorganization, voting rights on all Shares of Company Common Stock pass to the individual HRSP participant in which case all HRSP Shares of Company Common Stock could be deemed to be beneficially owned. They are as follows:

Michael B. McCallister	27,796
Kenneth J. Fasola	20,871
James E. Murray	8,915
Bruce J. Goodman	1,102
Group	101,878

(b)
Shares of Company Common Stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after March 1, 2001 under the Company’s 1989 Stock Option Plan for Employees, the 1989 Stock Option Plan for Non-employee Directors and the 1996 Stock Incentive Plan (collectively the “Stock Option Plans”). They are as follows:

David A. Jones	15,000
Michael E. Gellert	35,000
John R. Hall	50,000
David A. Jones, Jr.	236,667
Irwin Lerner	45,000
Michael B. McCallister	580,621
W. Ann Reynolds, Ph.D.	35,000
Kenneth J. Fasola	262,774
James E. Murray	312,139
Bruce J. Goodman	20,833
Group	2,174,288

(2)	Excludes Shares of Company Common Stock held by directors’ spouses and/or family trusts for which they disclaim beneficial ownership:

David A. Jones	31,385
David A. Jones, Jr.	72
Michael E. Gellert	3,500
Irwin Lerner	1,000
W. Ann Reynolds, Ph.D.	87

(3)	Unless indicated, less than 1% of the class.

(4)	Excludes Shares of Company Common Stock owned by children of Mr. Jones who are past the age of majority over which Mr. Jones has no voting or investment power.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OF THE COMPANY

          The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the past three years by: (1) the Chairman who served as the Interim Chief Executive Officer until February 2000; (2) the President and Chief Executive Officer; and (3) each of the four other highest compensated executive officers of the Company serving at December 31, 2000, (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation(2) $	Restricted Stock Awards(3) #	Value of Restricted Stock at Date of Grant(3) $	Number of Securities Underlying Options #	All Other Compensation(2) $
David A. Jones (1)	2000	1,105,000	—	46,213	—	—	5,000	720,070
Chairman	1999	205,000	—	56,891	—	—	5,000	720,070
(Interim Chief	1998	205,000	—	52,780	—	—	5,000	840,081
Executive Officer
8/1999–2/2000)

Michael B. McCallister	2000	624,590	390,369	46,793	225,000	1,589,063	500,000	76,189
President & Chief	1999	350,000	250,000	75,247	—	—	130,000	97,573
Executive Officer	1998	350,000	228,900	282,680	12,000	170,500	152,860	62,279
(Elected 2/2000)

Kenneth J. Fasola	2000	470,000	235,000	28,615	150,000	1,059,375	—	116,638
Chief Operating	1999	432,578	235,000	27,884	—	—	130,000	73,991
Officer—Market	1998	284,792	186,194	19,470	15,000	213,125	249,440	48,579
Operations

James E. Murray	2000	469,590	235,000	31,504	150,000	1,059,375	—	58,932
Chief Operating	1999	320,000	175,000	18,996	—	—	130,000	78,579
Officer—Service	1998	277,260	181,238	9,961	15,000	213,125	168,805	43,839
Operations

Bruce J. Goodman	2000	319,945	270,000	23,509	150,000	1,059,375	—	11,094
Senior Vice President	1999	216,986	45,000	79,341	5,000	57,292	75,000	—
& Chief Information	1998	—	—	—	—	—	—	—
Officer

Jonathan T. Lord, M.D.	2000	291,462	180,625	60,731	100,000	706,250	150,000	4,615
Senior Vice President	1999	—	—	—	—	—	—	—
& Chief Clinical	1998	—	—	—	—	—	—	—
Strategy and
Innovation Officer

(1)
Mr. Jones resigned as Chief Executive Officer on December 1, 1997, and since that time, has been a non-employee Chairman of the Board. From August 1999 until February 2000, Mr. Jones assumed the position of Interim Chief Executive Officer. The amount in the Salary column for 2000 represents Board of Directors fees of $205,000 and a retrospective payment of $900,000 for Mr. Jones’ services as Interim Chief Executive Officer. The 1999 and 1998 amounts represent Board of Director fees. See Director Compensation for further information regarding amounts received by Mr. Jones.

(2)
The amounts listed under Other Annual Compensation include Company provided transportation, executive insurance, relocation expenses, and miscellaneous items, which are listed in the table below. The amounts listed under All Other Compensation represent amounts contributed or accrued to the HRSP and contributions and earnings related to the Supplemental Executive Retirement Plan and Thrift Excess Plan (collectively “Long Term Benefit Plans”). The breakdown is listed in the table below. Mr. Jones’ “Other Annual Compensation—Relocation/Misc” amount represents occupational tax paid on his behalf by the Company. Mr. Jones’ “All Other Compensation-Other” amounts represent annuity payments he received from the Company’s OTRP as a result of his retirement.

	Other Annual Compensation				All Other Compensation Long Term Benefit Plan
	Year	Transportation $	Exec. Ins. $	Relocation/Misc $	Contributions $	Earnings/(Losses) $	Other $
David A. Jones	2000	26,692	3,498	16,023	—	—	720,070
	1999	49,875	4,044	2,972	—	—	720,070
	1998	44,768	5,040	2,972	—	—	840,081

Michael B. McCallister	2000	44,693	2,100	—	65,672	10,517	—
	1999	14,196	1,176	59,875	89,430	8,143	—
	1998	10,892	1,310	270,478	47,750	14,529	—

Kenneth J. Fasola	2000	27,036	1,579	—	49,807	66,831	—
	1999	26,437	1,447	—	91,633	(17,642)	—
	1998	18,412	1,058	—	45,180	3,399	—

James E. Murray	2000	29,925	1,579	—	49,172	9,760	—
	1999	17,921	1,075	—	72,637	5,942	—
	1998	8,935	1,026	—	39,261	4,578	—

Bruce J. Goodman	2000	16,531	1,076	5,902	11,094	—	—
	1999	7,269	336	71,736	—	—	—
	1998	—	—	—	—	—	—

Jonathan T. Lord, M.D.	2000	6,865	952	52,914	4,615	—	—
	1999	—	—	—	—	—	—
	1998	—	—	—	—	—	—

(3)
The Value of the Restricted Stock at Date of Grant is calculated based on the average of the high and low trading prices of the Company Common Stock (“fair market value”) on the date of grant, less amounts paid by the recipient. The value of all restricted shares held by each of Messrs. McCallister, Fasola, Murray, Goodman and Dr. Lord was $3,664,105, $2,549,852, $2,549,852, $2,396,831 and $1,546,880, respectively, based on the fair market value of the Company Common Stock as of December 29, 2000 (the last trading day of the year). The 2000 restricted stock awards for Messrs. McCallister, Fasola, Murray, Goodman and Dr. Lord contain non-compete and non-solicitation provisions and will vest on August 7, 2003 if each is still employed by the Company on such date. The 1998 restricted stock awards for Messrs. McCallister, Fasola, Murray and Dr. Lord and the 1999 restricted stock award for Mr. Goodman had the potential to vest in equal one-third installments beginning on January 1, 2000, provided the Company achieved certain earnings per share goals. The 2000 and 1999 goals were not met; therefore, the award has the potential to vest in its entirety on January 1, 2002, based on the Company’s performance. The Company does not pay any dividends, but holders of restricted stock would be entitled to dividends, if paid.

2000 STOCK OPTION GRANTS

          The following table provides information on stock options granted to the Named Executive Officers during the year ended December 31, 2000.

	Date of Award	Number of Securities Underlying Options Granted (1) #	Percent of Total Options Granted To Employees in 2000%	Exercise Price Per Share (2) $	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3)
						5% $	10% $
David A. Jones	01/03/00	5,000	0.47	7.8750	01/03/10	24,763	62,754

Michael B. McCallister	02/11/00	500,000	47.07	6.9063	02/11/10	2,171,667	5,503,432

Kenneth J. Fasola	—	—	—	—	—	—	—

James E. Murray	—	—	—	—	—	—	—

Bruce J. Goodman	—	—	—	—	—	—	—

Jonathan T. Lord, M.D.	05/18/00	150,000	14.12	6.6250	05/18/10	624,964	1,583,782

(1)
Mr. McCallister’s options were granted to him upon his election as President & Chief Executive Officer and Dr. Lord’s options were granted as an inducement to join the Company. These options become exercisable in equal annual one-third installments from date of grant. In the event of a Change in Control of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the fair market value and option price as more fully described in the 1996 Plan. Mr. Jones received his shares, which vest one year from date of grant, as part of the Company’s Director compensation program.

(2)
The exercise price per share for all options was equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of Company Common Stock valued at the fair market value on the date immediately preceding the date of exercise, or any combination thereof.

(3)
The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Shares of Company Common Stock appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of Company Common Stock prices. No assurances can be given that the stock price will appreciate at these rates or experience any appreciation at all. The fair market value of the Company’s Common Stock was $15.4688 on December 29, 2000.

2000 OPTION EXERCISES AND YEAR-END VALUES

          The following table provides information on the year-end values of unexercised options for the Named Executive Officers. No Named Executive Officer exercised stock options during the year ended December 31, 2000.

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised “In-the-Money” Options at Year End (1)
	Shares Acquired On Exercise #	Value Realized $	Execisable #	Unexercisable #	Exercisable $	Unexercisable $
David A. Jones	—	—	10,000	5,000	—	37,969
Michael B. McCallister	—	—	392,354	613,506	1,399,637	4,814,578
Kenneth J. Fasola	—	—	241,174	98,266	266,672	533,328
James E. Murray	—	—	290,539	98,266	1,412,755	533,328
Bruce J. Goodman	—	—	8,333	66,667	48,956	290,109
Jonathan T. Lord	—	—	—	150,000	—	1,326,570

(1)
The Value of Unexercised “In-the-Money” Options is based on the difference between the December 29, 2000 fair market value of the Company’s Common Stock of $15.4688 as reported on the New York Stock Exchange Composite Tape, and the exercise price of the options. If the December 29, 2000 price of $15.4688 is less than the per share exercise price, no amounts are shown.

OFFICERS’ TARGET RETIREMENT PLAN

          The Company has in effect the OTRP, which is a non-qualified, unfunded plan providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees.

          The following table illustrates the estimated maximum annual benefit which would be payable at age 65 to a participant, at various average compensation levels for specified years of credited service, under the OTRP:

Estimated OTRP Maximum Annual Benefit at Age 65
For Years of Credited Service Shown (1)(2)

Average Rate of Compensation	10 Years	15 Years	20 Years	25 Years	30 Years
$ 100,000	$ 16,700	$ 25,050	$ 33,400	$ 41,750	$ 50,000
200,000	33,400	50,100	66,800	83,500	100,000
300,000	50,100	75,150	100,200	125,250	150,000
400,000	66,800	100,200	133,600	167,000	200,000
500,000	83,500	125,250	167,000	208,750	250,000
600,000	100,200	150,300	200,400	250,500	300,000
700,000	116,900	175,350	233,800	292,250	350,000
1,000,000	167,000	250,500	334,000	417,500	500,000
1,500,000	250,500	375,750	501,000	626,250	750,000
2,000,000	334,000	501,000	668,000	835,000	1,000,000

(1)
These estimates are based on the assumption that (a) the OTRP will be continued under its present terms; (b) the participant will continue with the Company until, and retire at, age 65; and (c) the participant elects to receive an annual distribution instead of a lump sum payment.

(2)
The amounts shown are the total targeted retirement benefit and are reduced with respect to benefits received under the Retirement Account in the HRSP, the Supplemental Executive Retirement Plan and Social Security benefits.

          The maximum years of service credited under the OTRP are 30 years, unless otherwise changed by the Board of Directors. Mr. Jones is currently receiving benefits under the OTRP as described in the Executive Compensation of the Company section of this Proxy Statement. As of January 1, 2001, the years of service for each of the other Named Executive Officers are as follows: Michael B. McCallister—27; Kenneth J. Fasola—11; James E. Murray—11; Bruce J. Goodman—2; and Jonathan T. Lord, M.D.—.75.

CERTAIN AGREEMENTS

          In September 2000, the Company entered into an agreement with Mr. McCallister pursuant to which he: 1) serves as President and Chief Executive Officer of the Company at an annual base salary in an amount not less than $650,000; 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 125% of his base salary; and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

          In the event of termination of employment without Good Cause (as defined in the agreement), or with Good Cause under certain circumstances as set out in the Agreement, or pursuant to disability or death, the Company will pay to him or his estate a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary plus bonus calculated at 100% of his base salary. He is also entitled to continue coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, the restricted shares received in 1998 will vest and all stock options shall become fully vested and shall be exercisable for a two-year period following his termination.

          In the event of termination of employment with Good Cause, Mr. McCallister would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. McCallister would forfeit any unvested options or restricted shares.

          In the event of termination of employment because Mr. McCallister gives notice of termination of the agreement, or because Mr. McCallister voluntarily terminates his employment during the Employment Period, the Company shall pay to him an amount equal to his then current base salary. Any bonus payable shall be prorated. He shall have two years to exercise any vested options. He is also entitled to continue coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

          In the event of termination of employment following a Change in Control, as defined in the agreement, Mr. McCallister shall receive: 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus a prorated bonus calculated at 125% of his Higher Annual Base Salary; 2) an amount equal to two and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; 3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance; and 4) a gross up amount for any payments which constitute an excess parachute payment.

          The agreement also contains provisions not to compete or solicit for a 12-month period following termination.

          In March 1999, the Company entered into an agreement with Mr. Fasola pursuant to which he: 1) serves as a senior officer of the Company at an annual base salary in an amount not less than $470,000; 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 75% of his base salary; and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

           In the event of termination of employment without Good Cause (as defined in the Agreement), or pursuant to disability or death, the Company will pay to him or his estate a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary. He is also entitled to continue coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, the restricted shares received in 1998 shall become vested and all stock options shall become fully vested and shall be exercisable for a two-year period following his termination.

          In the event of termination of employment with Good Cause, Mr. Fasola would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. Fasola would forfeit any unvested options or restricted shares.

          In the event of termination of employment because Mr. Fasola gives notice of termination of the Agreement, because Mr. Fasola voluntarily terminates his employment during the Employment Period, or with Good Cause under certain circumstances as set out in the Agreement, the Company shall pay to him an amount equal to his base salary. Any bonus payable shall be prorated. He is also entitled to continue coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

          In the event of termination of employment following a Change in Control, as defined in the Agreement, Mr. Fasola shall receive: 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus any incentive compensation which has been earned; 2) an amount equal to one and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; and 3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance.

          The Agreement also contains a covenant not to compete for a 12-month period following termination.

          In December 1999, the Company entered into an agreement with Mr. Jones (“Jones Agreement”) formalizing the payments he receives as Chairman of the Board. See “Director Compensation” for a description of the terms of the Jones Agreement.

          All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents at a predetermined rate until the earlier of attaining age 65 or obtaining other coverage.

          The Company has entered into agreements with all other officers, including Messrs. Murray and Goodman and Dr. Lord, and key management employees, which for a two-year period following a Change in Control provide certain benefits upon termination. Such termination shall be involuntary or shall be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half.

          In addition, in the event of a Change in Control of the Company, benefits are payable under the Company’s Stock Option Plans, and health, life and disability insurance coverage is available.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

          In 1994, the Company entered into an agreement with JAPC, Inc. (“JAPC”), which is owned by David A. Jones. The Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC, and the Company may also use the JAPC pilots to fly Company aircraft. The rate paid for the hangar space is at least as favorable to the Company as market rates for comparable space. The Company is fully reimbursed for the cost of airplane maintenance. Either party upon 30 days’ written notice generally may terminate the agreement. For the year ended December 31, 2000, the Company was reimbursed by JAPC $51,981.

          Effective January 1998, the Company entered into an Aircraft Interchange Agreement with JAPC. Under the terms of the Agreement, the Company leases its aircraft to JAPC and JAPC leases its aircraft to the Company. The lessee exchanges with the lessor equal time on the lessee’s aircraft. The Company and JAPC each bill the other for any flights that occurred in the preceding month. Any difference in number of hours is carried over to succeeding months and is offset against flight hours on aircraft of the other party. Either party upon 60 days’ written notice generally may terminate the agreement. For the year ended December 31, 2000 the Company used JAPC’s aircraft 61.6 hours and JAPC used the Company’s aircraft 62.8 hours.

          In 1995, the Company completed a commitment to invest $1 million in the African-American Venture Capital Fund, LLC, a Kentucky Limited Liability Company (“Fund”). In 2000 the Company invested an additional $250,000 in the Fund. These investments make the Company a greater than 10% stockholder of the Fund. David A. Jones has a similar investment in the Fund and is also a greater than 10% stockholder of the Fund. David A. Jones, Jr. is a director of the Fund. The Fund was established to provide capital and management resources to enhance the growth and development of businesses owned by African-Americans living in the metropolitan Louisville, Kentucky area.

          During 2000, a subsidiary of the Company (“Subsidiary”) entered into a one year contract with Main Street Realty, Inc. (“Main Street”) of which Mr. Jones is Chairman, Director and sole owner, to provide health insurance benefits to employees of Main Street. The terms of the contract, including the premiums charged and benefits provided, are comparable to those extended to other non-affiliated customers of Subsidiary in the area. During 2000, Subsidiary received payments from Main Street of approximately $60,000.

AUDIT COMMITTEE REPORT

          The Audit Committee (the “Committee”) of the Company is currently comprised of five directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Committee that is included as Appendix A to this Proxy Statement.

          The Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2000 with Humana’s management and its independent auditors, PricewaterhouseCoopers LLP (“PwC”). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee also reviewed the fees paid by Humana to PwC for the year ended December 31, 2000. During that year, Humana paid PwC a total of $3,278,300, consisting of $877,800—Audit Fees and $2,400,500—All Other Fees. No amounts were paid for Financial Systems Design and Implementation. All Other Fees include fees for the audits of Humana’s statutory subsidiaries as required by Departments of Insurance, the audits of Humana’s benefit plans that are not required to file statements with the Securities and Exchange Commission, regulatory and contractual compliance reviews and other non-audit related services.

          The Committee discussed with Humana’s internal auditors and with PwC the overall scope and plans for their respective audits. The Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present to discuss the results.

          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2000. Copies of the audited financial statements are also included in this Proxy Statement under the caption “Appendix B—Supplemental Information.”

          All members of the Audit Committee of Humana whose members are as follows submit the foregoing report:

AUDIT COMMITTEE

Michael E. Gellert, Chairman
K. Frank Austen, M.D.
Charles M. Brewer
John R. Hall
Irwin Lerner
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

          The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policy

          The Organization & Compensation Committee (the “Committee”) administers the Company’s executive officer compensation program, the key components of which are base salary, incentive compensation and equity compensation (stock option and restricted stock awards). Each member of the Committee is an independent non-employee director who has never been an employee of the Company.

          The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both short and long-term results. One component, the annual incentive bonus, permits team and individual performance to be recognized on an annual basis and is based, in part, on an evaluation of the contribution made by the officer to Company performance. Equity compensation awards are included in the compensation program to reward executive officers for longer-term strategic actions that increase Company value and thus stockholder value. This use of equity compensation directly relates a significant portion of each executive officer’s long-term remuneration to the Company’s stock price, and thus aligns the executive’s compensation with the interests of the Company’s other stockholders. The granting of stock options, as well as the more limited use of restricted stock, is used to: (1) recognize promotions of executives into positions of significant responsibilities; (2) recognize significant accomplishments of executives, particularly as the accomplishments impact growth, profits and/or competitive positioning; and (3) as an additional incentive to attract and retain high level executive talent. The Committee uses outside consultants to assist it in evaluating the various components of executive officer compensation.

          The executive officer compensation program is designed to allow the Company to be competitive in the marketplace in attracting, motivating and retaining key executive officers. The marketplace is defined as both publicly traded companies approximating the Company’s revenue and employee size, and specific companies in the health care industry. Although data from specific competitors in the managed care industry is used in the compensation analysis, the Company uses a health care index in its Stock Performance graph instead of a specific peer group. The Committee believes this definition of the marketplace provides a good benchmark for analyzing the competitiveness of the Company’s executive compensation program. The Committee considers the overall compensation package when setting any one component of compensation.

Base Compensation

          Base compensation for executive officers is determined by an assessment of overall Company performance, executive officer performance, changes in executive officer responsibilities and relevant industry survey findings. While many aspects of performance can be measured in financial terms, the Committee also evaluates senior management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management and other associates, innovation and improvement in the Company’s products and processes, as well as the executive’s involvement in industry groups and in the communities that the Company serves. The Company’s policy is to target executive base salaries to be between the 50th and 75th percentile of the marketplace as defined above. Individual salaries are generally established in alignment with this target to ensure the attraction, development and retention of superior talent and in relation to individual executive performance.

Incentive Compensation

          The Company’s incentive compensation plans are designed to reward officers and other designated key associates for the attainment of financial goals and other performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth while taking into account non-routine factors that may be integral to the success of the Company. Mr. Jones did not participate in any incentive compensation program during 2000. During 2000, the Company had four incentive compensation plans that covered its executive officers. Upon his election to President and Chief Executive Officer in February 2000, Mr. McCallister participated in the Humana Inc. Executive Management Incentive Compensation Plan—Group A providing for an award based solely on the attainment of pre-established Company consolidated net income objectives, with a maximum potential payment of 125% of base pay.

          All other executive officers, including Messrs. Fasola, Murray, Goodman and Dr. Lord were included in other management incentive plans (“MIPs”) which based 100% of awards on the attainment of certain earnings and growth goals for 2000 with a potential target payment ranging from 75% to 100% of base pay. The 2000 earnings goals under the MIPs for the Named Executive Officers were not met. In consideration of the progress made in the Company’s turnaround efforts, the Committee decided to award the executive officers, including the Named Executive Officers, a special discretionary payment equal to between 45% and 60% of each participant’s target opportunity.

Equity Compensation

          The Company uses stock options and, in limited instances, restricted stock awards to reward executive officers and other key associates for long-term performance and as a method to attract, motivate, and retain key employees. The use of equity based compensation provides a vital, long-term link between the results achieved for the Company’s stockholders and the rewards provided to executive officers and other associates.

          All stock options are granted at the fair market value of the Company’s stock on the date of grant. The Committee, through review of stock programs at comparable companies, determines the aggregate amounts, terms and timing of stock option and restricted stock awards with the assistance of outside consultants. The number of shares covered by each award reflects the executive’s level of responsibility along with past and anticipated future contributions to the Company.

          In 1998, the Company awarded performance-based, restricted stock to approximately 86 employees, including the Named Executive Officers, other than Mr. Jones and Dr. Lord. Mr. Goodman received an award upon his date of hire. This award had the potential to vest in equal one-third installments beginning January 1, 2000, provided the Company achieved certain objectives. The objectives were not met in 2000 or 1999, and no restricted shares have vested. The vesting is cumulative so that the entire award has the potential to vest in January 2002 based on the Company’s performance for the year 2001.

          In 2000, the Committee granted options totaling approximately 0.64% of the Company’s outstanding Common Stock. During 2000, stock options were generally only granted to new hires and for promotions. Upon his promotion to President and Chief Executive Officer, Mr. McCallister was granted an option for 500,000 shares. As an inducement for Dr. Lord to join the Company, he was granted an option for 150,000 shares. Mr. Jones was granted an option for 5,000 shares pursuant to the Directors Compensation Program. No other Named Executive Officer received a stock option grant in 2000.

           During 2000, the Committee, with the concurrence of the full Board, granted special restricted stock awards to approximately 500 employees, approximating 2.83% of the Company’s outstanding Common Stock. The Committee made these awards in lieu of an annual stock option grant and as a tool to retain key associates working to obtain the Company’s turnaround and growth objectives. These awards vest in total three years from the date of grant, subject to continued employment. For certain employees, including all executive officers, the awards contain non-compete and non-solicitation provisions. All Named Executive Officers other than Mr. Jones participated in this award. The 2000 restricted stock awards to the Named Executive Officers were as follows: Michael B. McCallister—225,000 shares; Kenneth J. Fasola—150,000 shares; James E. Murray—150,000 shares; Bruce J. Goodman—150,000; and Jonathan T. Lord, M.D.—100,000 shares.

          See “Summary Compensation Table,” and “2000 Stock Option Grants” for additional information on the equity awards.

Chief Executive Officer Compensation

          Mr. Jones served as Interim Chief Executive Officer from August 1999 until February 2000. During that time Mr. Jones did not receive compensation for such services. Subsequent to Mr. McCallister’s promotion to President and Chief Executive Officer, the Committee recommended, and the Board approved, a payment of $900,000 to Mr. Jones. This payment was in recognition of Mr. Jones’ services as Interim Chief Executive Officer and his continued commitment to the Company in completing the transition of management.

          Upon his election as President and Chief Executive Officer in February 2000, Mr. McCallister received an increase in annual base salary to $650,000 and was granted 500,000 stock options. The options vest in one-third increments beginning on the first anniversary of the date of grant. The Company also entered into an Employment Agreement with Mr. McCallister that is more fully described in this Proxy Statement under “Executive Compensation of the Company—Certain Agreements.” As described above, Mr. McCallister received 225,000 restricted shares and received $390,369 as a discretionary payment for his achievements during 2000.

Executive Compensation Tax Deductibility

          The Omnibus Budget Reconciliation Act of 1993 amended the Code to generally provide that compensation paid by publicly-held corporations to the chief executive officer and the four most highly paid executive officers in excess of $1 million per year per executive will be deductible by the Company, only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which it deems to be in the best interest of the Company and its stockholders. Such actions may not always qualify for tax deductibility under the Code. The Company believes it has taken the necessary steps to qualify the Company’s performance-based compensation plans for tax deductibility. The Company also believes that, except for approximately $75,000, all executive compensation paid for 2000 will be deductible for federal income tax purposes.

           All members of the Organization & Compensation Committee of the Company whose members are as follows submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Irwin Lerner, Chairman
K. Frank Austen, M.D.
Charles M. Brewer
Michael E. Gellert
John R. Hall

          The foregoing reports of the Audit Committee and the Organization & Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

COMPANY STOCK PERFORMANCE

          The following graph compares the performance of the Company’s Common Stock to the Standard & Poor’s Composite 500 Stock Index (“S&P 500”) and the Morgan Stanley Healthcare Payor Index for the five years ended December 31, 2000. The graph assumes an investment of $100 in each of the Company’s Common Stock, the Standard & Poor’s Composite 500 Stock Index, and the Morgan Stanley Healthcare Payor Index on December 31, 1995, and also assumes reinvestment of all dividends.

[STOCK PERFORMANCE GRAPH]

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
Humana Inc.	$100	$ 69	$ 76	$ 65	$ 30	$ 56
S&P 500	$100	$120	$158	$200	$239	$214
Morgan Stanley Healthcare Payor Index	$100	$ 87	$ 90	$ 96	$ 86	$185

Note: Peer Group is represented by the Morgan Stanley Healthcare Payor Index

ADDITIONAL INFORMATION

          The audited financial statements of the Company for the year ended December 31, 2000, Management’s Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

          The Company will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2000, excluding certain of its exhibits, without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and various other filings may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com.

By Order of the Board of Directors,

/s/ Joan O. Lenahan
Joan O. Lenahan, Secretary

APPENDIX A
AUDIT COMMITTEE CHARTER

Purpose:    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities by reviewing:

•	The financial information provided in the Company’s Annual Report on Form 10-K and the quarterly reports on Form 10-Q and other reports as appropriate;

•	The Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

•	The Company’s auditing, accounting and financial reporting processes; and

•	The independence and performance of the Company’s independent accountants and internal auditing department.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

Composition:    The Audit Committee shall be composed of three or more directors as determined by the Board. Each of them shall be an independent director, and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. The Chairman of the Audit Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Audit Committee.

Responsibilities:    The responsibilities of the Audit Committee shall include the following:

•	Reviewing and assessing the adequacy of this charter annually and recommending any proposed changes to the Board for approval;

•
Recommending to the Board the independent accountants to be selected to audit the financial statements of the Company and its subsidiaries. The independent accountants shall be ultimately accountable to the Audit Committee and to the Board. The Audit Committee shall review the independence and performance of the accountants and shall annually recommend to the Board the appointment of the independent accountants or approve any discharge of accountants when circumstances warrant;

•
Reviewing with management and the independent accountants the Company’s annual financial statements, including a discussion with independent accountants of the matters required by the Statement of Auditing Standards No. 61 (“SAS 61”), as amended, or any successor thereto;

•
Reviewing with management and the independent accountants the Form10-Q prior to its filing with the Securities and Exchange Commission, including a discussion with the independent accountants of the matters to be discussed by SAS 61, as amended, or any successor thereto. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review;

•
Overseeing the independence of the accountants by receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard 1 (“ISB No. 1”) and reviewing any disclosed relationships or services between the accountants and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the accountants;

•
Meeting with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants;

•
Reviewing with the independent accountants, the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company and eliciting any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper;

•
Reviewing the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants;

•
Receiving prior to each meeting, a summary of findings from completed internal audits and progress reports on the proposed internal audit plan, with explanations for any deviations from the original plan;

•	Monitoring the effectiveness of the Company’s compliance program;

•
Providing sufficient opportunity for the internal auditors and independent accountants to meet with the members of the Audit Committee without members of management present. (Among the items to be discussed in these meetings are the independent accountants’ evaluation of the Company’s financial, accounting, auditing personnel, and the cooperation that the independent accountants receive during the course of the audit); and

•	Determining the appropriateness of fees for audit and non-audit services performed by the independent accountants.

Manner of Acting:
The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. A majority of the members of the Audit Committee present (in person or by telephone) at any duly authorized meeting of the Audit Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Audit Committee action. With the concurrence of the Audit Committee, certain of the oversight duties herein may be conducted by the Chairman acting on behalf of the Audit Committee; provided that formal action by the Audit Committee shall be undertaken only by a quorum of the Audit Committee. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

In carrying out its duties and responsibilities, the Audit Committee shall have direct access to independent counsel when deemed necessary and shall maintain free and open means of communication between the directors, the independent accountants, the internal auditors, and the financial management of the Company.

Reports:    The Chairman of the Audit Committee (or in his or her absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. The minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review in lieu of any such report.

APPENDIX B

HUMANA INC.

SUPPLEMENTAL INFORMATION
TO PROXY STATEMENT FOR MAY 17, 2001 ANNUAL MEETING

INDEX TO SUPPLEMENTAL INFORMATION

Selected Financial Data	B-1

Management’s Discussion and Analysis of Financial Condition and Results of Operations	B-2

Consolidated Balance Sheets	B-27

Consolidated Statements of Operations	B-28

Consolidated Statements of Stockholders’ Equity	B-29

Consolidated Statements of Cash Flows	B-30

Notes to Consolidated Financial Statements	B-31

Report of Independent Accountants	B-53

Quarterly Financial Information (Unaudited)	B-54

Humana Inc.

SELECTED FINANCIAL DATA

	For the years ended December 31,
	2000(a)	1999(b)	1998(c)	1997(d)	1996(e)
	(Dollars in millions, except per share results)
Summary of Operations
Premiums	$ 10,395	$ 9,959	$ 9,597	$ 7,880	$ 6,677
Investment and other income, net	119	154	184	156	111

Total revenues	10,514	10,113	9,781	8,036	6,788

Income (loss) before income taxes	114	(404)	203	270	18
Net income (loss)	90	(382)	129	173	12
Basic earnings (loss) per common share	0.54	(2.28)	0.77	1.06	0.07
Diluted earnings (loss) per common share	0.54	(2.28)	0.77	1.05	0.07

Financial Position
Cash and investments	$ 2,307	$ 2,779	$ 2,844	$ 2,828	$ 1,921
Total assets	4,167	4,900	5,496	5,600	3,306
Medical and other expenses payable	1,181	1,756	1,908	2,075	1,099
Debt and other long-term obligations	742	830	977	1,057	361
Stockholders’ equity	1,360	1,268	1,688	1,501	1,292

Operating Data
Medical expense ratio	84.5%	85.7%	83.8%	82.8%	84.3%
Administrative expense ratio	15.3%	15.0%	15.2%	15.5%	15.5%
Medical membership by segment:
Health Plan:
Large group commercial	1,257,800	1,420,500	1,559,700	1,661,900	1,435,000
Medicare HMO	494,200	488,500	502,000	480,800	364,500
Medicaid and other	575,500	661,100	700,400	704,000	152,900
TRICARE	1,070,400	1,058,000	1,085,700	1,112,200	1,103,000
Administrative services	612,800	648,000	646,200	651,200	471,000

Total Health Plan	4,010,700	4,276,100	4,494,000	4,610,100	3,526,400
Small Group:
Small group commercial	1,288,000	1,663,100	1,701,800	1,596,700	1,324,600

Total medical membership	5,298,700	5,939,200	6,195,800	6,206,800	4,851,000

Specialty membership:
Dental	1,665,900	1,628,200	1,375,500	936,400	844,800
Other	678,900	1,333,100	1,257,800	1,504,200	1,039,400

Total specialty membership	2,344,800	2,961,300	2,633,300	2,440,600	1,884,200

(a)	Includes the operations of Memorial Sisters of Charity Health Network since January 31, 2000, its date of acquisition.

(b)
Includes charges of $585 million pretax ($499 million after tax, or $2.97 per diluted share) primarily related to goodwill write-down, losses on non-core asset sales, professional liability reserve strengthening, premium deficiency and medical reserve strengthening.

(c)
Includes charges of $132 million pretax ($84 million after tax, or $0.50 per diluted share) primarily related to the costs of certain market exits and product discontinuances, asset write-offs, premium deficiency and a one-time non-officer employee incentive.

(d)
Includes the operations of Health Direct, Inc., Physician Corporation of America and ChoiceCare Corporation since their dates of acquisition, February 28, 1997, September 8, 1997 and October 17, 1997, respectively.

(e)
Includes charges of $215 million pretax ($140 million after tax, or $0.85 per diluted share) primarily related to the closing of the Washington, D.C. and certain other markets, severance and facility costs for workforce reductions, product discontinuance costs, premium deficiency, litigation and other costs.

Humana Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The consolidated financial statements of Humana Inc. (the “Company” or “Humana”) in this document present the Company’s financial position, results of operations and cash flows, and should be read in conjunction with the following discussion and analysis. This discussion includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this filing and in future filings with the Securities and Exchange Commission, in the Company’s press releases, investor presentations, and in oral statements made by or with the approval of one of the Company’s executive officers, the words or phrases “believes,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Readers are cautioned that a number of factors, which are described in the “Cautionary Statements” section of this report, could adversely affect the Company’s ability to obtain these results.

INTRODUCTION

          Humana Inc. is one of the nation’s largest publicly traded health services companies offering coordinated health insurance coverage, primarily to employer groups and government-sponsored plans, through a variety of product options including health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”). The Company also offers an administrative services only (“ASO”) product to those who self-insure their employee health plans and various specialty products, including dental, group life and short-term disability. In total, the Company’s products are licensed in 49 states, the District of Columbia and Puerto Rico, with approximately 29 percent of its premium revenues in the state of Florida.

          During 1999 and 2000, the Company was organized into two business units: the Health Plan segment and the Small Group segment. The Health Plan segment includes the Company’s large group commercial (100 employees and over), Medicare, Medicaid, ASO and military or TRICARE business. The Small Group segment includes small group commercial (under 100 employees) and specialty benefit lines, including dental, life and short-term disability. Results of each segment are measured based upon results of operations before income taxes. The Company allocates administrative expenses, investment income and interest expense, but no assets, to the segments. Members in the same geographic area that are served by the two segments generally utilize the same medical provider networks, enabling the Company to obtain more favorable contract terms with providers. As a result, the profitability of each segment is somewhat interdependent. In addition, premium revenue pricing to large group commercial employers has historically been more competitive than that to small group commercial employers, resulting in less favorable underwriting margins for the large group commercial line of business. Costs to distribute and administer products to small group commercial employers are higher compared to large group commercial employers resulting in small group’s higher administrative expense ratio. The Company is in the process of repositioning its lines of business and its distribution focus towards a more commercial line emphasis, including commercial products sold to customers who self-insure their financial exposure. As a result of this repositioning, the Company announced a management realignment during the first quarter of 2001. Future quarterly and annual financial reports will give effect to this realignment.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

           During 2000, the Company initiated a strategy to improve the financial results of the Company while simultaneously positioning it for future growth. The strategy involves eliminating non-core businesses and focusing on improving the infrastructure related to its core businesses. Non-core businesses, which as of December 31, 2000, include less than five percent of total medical membership, are defined as those operations or products that are both unprofitable and for which the Company believes there is no long-term opportunity. Core businesses include those that have critical market mass, growth potential, a history of steady performance and are either profitable or have the potential to be profitable in the near term.

          Steps taken throughout the year evidence the Company’s commitment to eliminating its non-core businesses. The Company completed transactions to divest its workers’ compensation, North Florida Medicaid and Medicare supplement businesses. On January 1, 2001, the Company ceased providing its Medicare product in 45 Medicare counties and substantially completed its exit from 17 small group commercial states.

          The focus on core operations was broad-based and included rebuilding large group commercial and ASO infrastructures along with a renewed dedication to fundamentals such as premium renewal adequacy, provider contracting, and claims cost management. That renewed focus, combined with significant investments in technology and product development are helping position the Company for future growth.

RECENT TRANSACTIONS

Divestitures

          During 2000, the Company completed transactions to divest its workers’ compensation, North Florida Medicaid and Medicare supplement businesses. The Company previously estimated and recorded a $118 million loss in 1999 related to these divestitures. There was no change in the estimated loss during 2000. Divested assets, consisting primarily of investment securities and reinsurance recoverables, totaled $653 million. Divested liabilities, consisting primarily of workers’ compensation and other reserves, totaled $437 million. Cash proceeds were $98 million ($29 million net of divested subsidiaries’ cash) for the year ended December 31, 2000. Revenue and pretax results associated with these businesses for the years ended December 31, 2000, 1999 and 1998 were as follows:

	Years ended December 31,
	2000	1999	1998
	(In millions)
Revenues	$103	$218	$213
Pretax results	$ (8)	$ (13)	$ 20

Acquisitions

          During 2000, the Company acquired a Houston-based health plan, two operating shell entities for future business initiatives, and a hospital in-patient management services firm for $77 million ($13 million net of acquired subsidiaries’ cash).

          On June 1, 1999, the Company reached an agreement with FPA Medical Management, Inc. (“FPA”), FPA’s lenders and a federal bankruptcy court under which the Company acquired the operations of 50 medical centers from FPA for approximately $14 million in cash. The Company has subsequently transferred operating responsibility for all acquired FPA medical centers under long-term provider agreements.

          The above acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company allocated the acquisition cost to net tangible and identifiable intangible assets based upon their fair value. Identifiable intangible assets primarily relate to provider and subscriber contracts and the cost of the acquired licenses. Any remaining value not assigned to net tangible or identifiable intangible assets was then allocated to cost in excess of net assets acquired, or goodwill. Goodwill and identifiable intangible assets acquired, recorded in connection with the acquisitions were $52 million and $17 million in 2000 and 1999, respectively. The identifiable intangible assets are being amortized over periods ranging from five to 20 years while goodwill is being amortized over periods ranging from six to 20 years. Unaudited pro forma results of operations information has not been presented because the effects of these acquisitions were not, individually or in the aggregate, significant to the Company’s results of operations or financial position.

          At December 31, 2000, goodwill and identifiable intangible assets represented 62 percent of total stockholders’ equity. In accordance with the Company’s policy, the carrying values of all long-lived assets, including goodwill and identifiable intangible assets, are periodically reviewed by management for impairment whenever adverse events or changes in circumstances occur. In addition, management periodically reviews the reasonableness of the estimated useful life assigned to goodwill and identifiable intangible assets. Impairment losses and/or changes in the estimated useful life related to these assets could have a material adverse impact on the Company’s financial position and results of operations.

          During 1999, the Company recorded an impairment loss and, effective January 1, 2000, adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years as discussed in the section that follows—1999 CHARGES.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

1999 AND 1998 ASSET WRITE-DOWNS AND OPERATIONAL CHARGES

          The following table presents the components of the asset write-downs and operational charges and their respective classifications in the 1999 and 1998 Consolidated Statements of Operations:

	Medical	Selling, General and Administrative	Asset Write- Downs and Other	Total
	(In millions)
1999:
Premium deficiency	$50			$ 50
Reserve strengthening	35			35
Provider costs	5			5
Long-lived asset impairment			$342	342
Losses on non-core asset sales			118	118
Professional liability reserve strengthening and other costs		$35		35

Total 1999	$90	$35	$460	$585

1998:
Premium deficiency	$46			$ 46
Provider costs	27			27
Market exit costs			$ 15	15
Losses on non-core asset sales			12	12
Merger dissolution costs			7	7
Non-officer employee incentive and other costs		$25		25

Total 1998	$73	$25	$ 34	$132

1999 CHARGES

        Premium Deficiency, Reserve Strengthening and Provider Costs

          As a result of management’s assessment of the profitability of its contracts for providing health insurance coverage to its members in certain markets, the Company recorded a provision for probable future losses (premium deficiency) of $50 million during the first quarter of 1999. Ineffective provider risk-sharing contracts and the impact of the March 31, 1999 HCA—The Healthcare Company, formerly Columbia/HCA Healthcare Corporation (“HCA”), hospital agreement in Florida on current and projected future medical costs contributed to the premium deficiency. The beneficial effect from losses charged to the premium deficiency liability in 1999 was $50 million.

          Prior period adverse claims development primarily in the Company’s PPO and Medicare products initially identified during an analysis of February and March 1999 medical claims resulted in the $35 million reserve strengthening. The Company releases or strengthens medical claims reserves when favorable or adverse development in prior periods exceed actuarial margins existing in the reserves. In addition, the Company paid HCA $5 million to settle certain contractual issues associated with the March 31, 1999 hospital agreement in Florida.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

        Long-Lived Asset Impairment

          Historical and current period operating losses in certain of the Company’s markets prompted a review during the fourth quarter of 1999 for the possible impairment of long-lived assets. This review indicated that estimated future undiscounted cash flows were insufficient to recover the carrying value of long-lived assets, primarily goodwill, associated with the Company’s Austin, Dallas and Milwaukee markets. Accordingly, the Company adjusted the carrying value of these long-lived assets to their estimated fair value resulting in a non-cash impairment charge of $342 million. Estimated fair value was based on discounted cash flows.

          The long-lived assets associated with the Austin and Dallas markets primarily resulted from the Company’s 1997 acquisition of Physician Corporation of America (“PCA”). Operating losses in Austin and Dallas were related to the deterioration of risk-sharing arrangements with providers and the failure to effectively convert the PCA operating model and computer platform to Humana’s. The long-lived assets associated with the Milwaukee market primarily resulted from the Company’s 1994 acquisition of CareNetwork, Inc. Operating losses in Milwaukee were the result of competitor pricing strategies resulting in lower premium levels to large employer groups as well as market dynamics dominated by limited provider groups causing higher than expected medical costs.

          In conjunction with its 1999 goodwill impairment, the Company also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, the Company adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years.

          The $342 million long-lived asset impairment decreased future depreciation and amortization expense $13 million annually ($13 million after tax, or $0.08 per diluted share), while the change in the amortization period of goodwill increased future amortization expense $25 million annually ($24 million after tax, or $0.15 per diluted share).

        Losses on Non-Core Asset Sales

          Between December 30, 1999 and February 4, 2000, the Company entered into definitive agreements to sell its workers’ compensation, Medicare supplement and North Florida Medicaid businesses. Since the carrying value of the net assets of these businesses exceeded the estimated fair value, the Company recorded a $118 million loss in 1999. The estimated fair value was established based upon definitive sale agreements, net of expected transaction costs. During the first half of 2000, the Company completed the sale of these businesses. There was no change in the estimated loss during 2000.

        Professional Liability Reserve Strengthening and Other Costs

          The Company insures substantially all professional liability risks through a wholly owned captive insurance subsidiary (the “Subsidiary”). The Subsidiary recorded an additional $25 million expense during the fourth quarter of 1999 primarily related to expected claim and legal costs to be incurred by the Company.

          In addition, other expenses of $10 million were recorded during the fourth quarter of 1999 related to a claim payment dispute with a contracted provider and government audits.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

1998 CHARGES

        Market Exits, Non-Core Asset Sales and Merger Dissolution Costs

          On August 10, 1998, the Company and UnitedHealth Group Incorporated, formerly United HealthCare Corporation (“United”), announced their mutual agreement to terminate the previously announced Agreement and Plan of Merger, dated May 27, 1998. The planned merger, among other things, was expected to improve the operating results of the Company’s products and markets due to overlapping markets with United. Following the merger’s termination, the Company conducted a strategic evaluation, which included assessing the Company’s competitive market positions and profit potential. As a result, the Company recognized expenses of $34 million during the third quarter of 1998. The expenses included $15 million of costs associated with exiting five markets, $12 million of losses on disposals of non-core assets and $7 million of merger dissolution costs.

          The costs associated with the market exits of $15 million included severance, lease termination costs as well as write-offs of equipment and uncollectible provider receivables. The planned market exits were Sarasota and Treasure Coast, Florida, Springfield and Jefferson City, Missouri and Puerto Rico. Severance costs were estimated based upon the provisions of the Company’s employee benefit plans. The plan to exit these markets was expected to reduce the Company’s market office workforce, primarily in Puerto Rico, by approximately 470 employees. In 1999, the Company reversed $2 million of the severance and lease discontinuance liabilities after the Company contractually agreed with the Health Insurance Administration in Puerto Rico to extend the Company’s Medicaid contract, with more favorable terms. The Company estimated annual pretax savings of approximately $40 million, after all market exits were completed by June 30, 1999, primarily from a reduction in underwriting losses. Approximately 100 employees were ultimately terminated resulting in insignificant severance payments. Substantially all lease termination costs were paid as of December 31, 1999.

          In accordance with the Company’s policy on impairment of long-lived assets, equipment of $5 million in the exited markets was written down to its fair value after an evaluation of undiscounted cash flows in each of the markets. The fair value of equipment was based upon discounted cash flows for the same markets. Following the write-down, the equipment was fully depreciated.

        Premium Deficiency and Provider Costs

          As a result of management’s assessment of the profitability of its contracts for providing health insurance coverage to its members in certain markets, the Company recorded a provision for probable future losses (premium deficiency) of $46 million during the third quarter of 1998. The premium deficiency resulted from events prompted by the terminated merger with United wherein the Company had expected to realize improved operating results in those markets that overlapped with United, including more favorable risk-sharing arrangements. The beneficial effect from losses charged to the premium deficiency liability in 1999 and 1998 was $23 million and $17 million, respectively. In 1999, the Company reversed $6 million of premium deficiency liabilities after the Company contractually agreed with the Health Insurance Administration in Puerto Rico to extend the Company’s Medicaid contract, with more favorable terms.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

           The Company also recorded $27 million of expense related to receivables written-off from financially troubled physician groups, including certain bankrupt providers.

Non-Officer Employee Incentive and Other Costs

          During the third quarter of 1998, the Company recorded a one-time incentive of $16 million paid to non-officer employees and a $9 million settlement related to a third party pharmacy processing contract.

COMPARISON OF RESULTS OF OPERATIONS

          In order to enhance comparability as well as to provide a baseline against which historical and prospective periods can be measured, the following discussion comparing results for the years ended December 31, 2000, 1999 and 1998, excludes the previously described charges, but does include the beneficial effect from losses charged to premium deficiency liabilities on operating results for the periods shown, as described above. There were no adjustments to results for 2000. The following table reconciles the results reported on the Consolidated Statements of Operations (“Reported Results”) to the results contained in the following discussion (“Adjusted Results”) for 1999 and 1998:

	Reported Results		Excluded Charges		Adjusted Results
	1999	1998	1999(a)	1998(b)	1999	1998
	(In millions, except per share results)
Consolidated Statements of Operations caption items that are adjusted:
Operating expenses:
Medical	$ 8,532	$8,041	$ (90)	$ (73)	$8,442	$7,968
Selling, general and administrative	1,368	1,328	(35)	(25)	1,333	1,303
Depreciation and amortization	124	128			124	128
Asset write-downs and other charges	460	34	(460)	(34)	—	—

Total operating expenses	10,484	9,531	(585)	(132)	9,899	9,399
(Loss) income from operations	(371)	250	585	132	214	382
(Loss) income before income taxes	(404)	203	585	132	181	335
Net (loss) income	$ (382)	$ 129	$499	$ 84	$ 117	$ 213
Basic (loss) earnings per common share	$ (2.28)	$ 0.77	$2.97	$0.51	$ 0.69	$ 1.28
Diluted (loss) earnings per common share	$ (2.28)	$ 0.77	$2.97	$0.50	$ 0.69	$ 1.27

	Reported Ratios		Ratio Effect of Excluded Charges		Adjusted Ratios
	1999	1998	1999(a)	1998(b)	1999	1998
Medical expense ratios:
Health Plan	87.4%	85.3%	(1.0)%	(0.9)%	86.4%	84.4%
Small Group	81.9%	80.2%	(0.8)%	(0.5)%	81.1%	79.7%

Total	85.7%	83.8%	(0.9)%	(0.8)%	84.8%	83.0%

Administrative expense ratios:
Health Plan	13.0%	13.2%	(0.4)%	(0.2)%	12.6%	13.0%
Small Group	19.3%	19.8%	(0.3)%	(0.4)%	19.0%	19.4%

Total	15.0%	15.2%	(0.4)%	(0.3)%	14.6%	14.9%

(a)	Reflects the previously discussed medical, administrative, asset write-downs and other charges of $90 million, $35 million and $460 million, respectively.

(b)	Reflects the previously discussed medical, administrative, asset write-downs and other charges of $73 million, $25 million and $34 million, respectively.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Years Ended December 31, 2000 and 1999

          The Company’s premium revenues increased 4.4 percent to $10.4 billion for 2000, compared to $10.0 billion for 1999. Higher premium revenues resulted primarily from strong premium yields partially offset by a decline in commercial membership. Both commercial and Medicare HMO premium yields almost doubled to 12.5 percent and 6.1 percent, respectively, in 2000 compared to 7.4 percent and 3.4 percent, respectively, in 1999. Due to the impact the premium increases had on commercial member retention, total medical membership declined 640,500 with about half of the loss attributable to non-core members. The Company expects commercial and Medicare HMO premium yields to approximate 12 to 13 percent and four to five percent, respectively, in 2001. Commercial medical membership levels are expected to decline during the first half of 2001, then resume growth with year-end commercial medical membership approximating December 31, 2000 levels.

          The Company’s medical expense ratio for 2000 was 84.5 percent, improving 30 basis points compared to an adjusted medical expense ratio of 84.8 percent for 1999 despite the beneficial effect from losses charged to premium deficiency liabilities and favorable workers’ compensation liability adjustments recorded in 1999 but not in 2000. Improving commercial claims experience from lower pharmacy cost trends and the reduction of higher cost, non-core membership was partially offset by higher Medicare utilization in the 45 Medicare counties the Company exited January 1, 2001. Commercial pharmacy cost trends improved to 3.5 percent in 2000 compared to 19.7 percent in 1999 from the conversion of members to a three-tier pharmacy benefit plan.

          The administrative expense ratio increased to 15.3 percent in 2000 from an adjusted ratio of 14.6 percent in 1999. Contributing to this increase were planned investments in infrastructure and technology initiatives, a lower ratio of members to employees, and an increase in amortization expense from the change to a 20-year life for goodwill previously amortized over 40 years.

          Investment and other income totaled $119 million in 2000, compared to $154 million in 1999. The decrease results from a lower average invested balance from the sale of the Company’s workers’ compensation business, lower realized investment gains and a non-recurring $12 million gain in 1999 from the sale of a tangible asset. Interest expense declined $4 million during 2000 from lower average outstanding borrowings.

          The effective tax rate in 2000 was approximately 21 percent compared to an adjusted 35 percent effective tax rate in 1999. The lower effective tax rate was the result of recognizing the benefit of anticipated capital gains for which the Company has available capital loss carryforwards created from the sale of its workers’ compensation business.

          Pretax income totaled $114 million in 2000 compared to adjusted pretax income of $181 million in 1999. Net income was $90 million, or $0.54 per diluted share in 2000 compared to adjusted net income of $117 million, or $0.69 per diluted share in 1999. The earnings decline results from favorable adjustments recorded during 1999, including premium deficiency and workers’ compensation reserve adjustments and a gain from the sale of a tangible asset, as described above. Excluding these items, pretax income would have been $58 million in 1999.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Business Segment Information for the Years Ended December 31, 2000 and 1999

          The following table presents segment medical membership and activity for 2000 and 1999:

	2000			1999
	Health Plan	Small Group	Total	Health Plan	Small Group	Total
	(In thousands)
Beginning medical membership	4,276	1,663	5,939	4,494	1,702	6,196
Sales/acquisition	630	193	823	588	436	1,024
Cancellations/dispositions	(907)	(568)	(1,475)	(778)	(475)	(1,253)
TRICARE change	12		12	(28)		(28)

Ending medical membership	4,011	1,288	5,299	4,276	1,663	5,939

Ending specialty membership	27	2,318	2,345	477	2,484	2,961

          The following table presents certain financial data for the Company’s two segments for the years ended December 31, 2000 and 1999:

	2000	1999(a)
	(Dollars in millions)
Premium revenues:
Health Plan	$ 7,303	$6,847
Small Group	3,092	3,112

	$10,395	$9,959

Adjusted income before income taxes:
Health Plan	$ 54	$ 143
Small Group	60	38

	$ 114	$ 181

Adjusted medical expense ratios:
Health Plan	86.6%	86.4%
Small Group	79.5%	81.1%

	84.5%	84.8%

Adjusted administrative expense ratios:
Health Plan	13.5%	12.6%
Small Group	19.5%	19.0%

	15.3%	14.6%

(a)
Excludes the previously discussed medical expenses of $90 million ($66 million Health Plan and $24 million Small Group), administrative expenses of $35 million ($27 million Health Plan and $8 million Small Group) and asset write-downs and other charges of $460 million ($460 million Health Plan).

Health Plan

          The Health Plan segment’s premium revenues increased 6.7 percent to $7.3 billion in 2000, compared to $6.8 billion in 1999. Large group commercial premiums increased 1.5 percent to $2.4 billion in 2000. This increase was due to higher premium yields ranging from 10 to 11 percent in 2000, compared to five to six percent in 1999, reflecting the Company’s improved pricing. Large group commercial membership fell 11.5 percent to 1,257,800 during 2000 as attrition from pricing actions and the termination of a large account in Texas was partially offset by acquired membership. Medicare HMO premiums increased 12.5 percent to $3.3 billion in 2000 due to higher premium yields and increased membership. Premium yield increased to 6.1 percent during 2000 from the implementation of additional member premiums for many of the Company’s Medicare members and improvement in the mix of members in markets with higher Health Care Financing Administration (“HCFA”) reimbursement rates. Medicare membership increased 5,700 members, or 1.2 percent, despite the exit of 30 Medicare counties on January 1, 2000. This increase was the result of acquired membership along with favorable sales results in certain markets.

          The Health Plan segment’s medical expense ratio was 86.6 percent in 2000, compared to an adjusted medical expense ratio of 86.4 percent in 1999. This 20 basis point increase resulted from the beneficial effect from losses charged to premium deficiency liabilities and favorable workers’ compensation liability adjustments recorded in 1999 but not in 2000 and higher than expected utilization in the 45 Medicare counties the Company exited on January 1, 2001. Partially mitigating this increase was improved large group pharmacy cost trends and the reduction of higher cost, non-core membership. Large group commercial pharmacy cost trends improved to 4.4 percent compared to 18.9 percent from the conversion of members to a three-tier pharmacy benefit plan. The Company reduced higher cost, non-core membership when it terminated a large account in Texas and completed transactions to divest its North Florida Medicaid and Medicare supplement businesses.

          The administrative expense ratio was 13.5 percent in 2000 compared to an adjusted ratio of 12.6 percent in 1999. Contributing to this increase were planned investments in infrastructure and technology initiatives, a lower ratio of members to employees, and an increase in amortization expense from the change to a 20-year life for goodwill previously amortized over 40 years.

          Pretax income totaled $54 million in 2000 compared to adjusted pretax income of $143 million in 1999. The earnings decline results from favorable adjustments recorded during 1999, including premium deficiency and workers’ compensation reserve adjustments and a gain from the sale of a tangible asset. Excluding these items, pretax income would have been $34 million in 1999.

Small Group

          The Small Group segment’s premium revenues were essentially flat comparing 2000 with 1999. Small group commercial’s membership reduction offset significantly higher premium yields which ranged from 14 to 15 percent in 2000 compared to eight to nine percent in 1999. The Company’s improved pricing during 2000 resulted primarily from higher renewal rates as well as accelerated rate increases in Colorado and Texas where higher than expected medical cost trends had been experienced. Attrition from rate increases and the announced exit of 17 states resulted in a reduction in small group commercial membership of 375,100 members, or 22.6 percent during 2000.

          The Small Group segment’s medical expense ratio improved 160 basis points to 79.5 percent. This improvement was primarily attributable to declining pharmacy cost trends to 3.4 percent from 22.8 percent, corrective pricing related to a higher cost open access products and membership reductions in the Company’s 17 small group commercial exit states. The improvement in the pharmacy cost trend resulted from the progressive implementation of the three-tier pharmacy benefit.

          The administrative expense ratio increased to 19.5 percent in 2000 from an adjusted ratio of 19.0 percent in 1999. Contributing to this increase were planned investments in infrastructure and technology initiatives, a lower ratio of members to employees, and an increase in amortization expense from the change to a 20-year life for goodwill previously amortized over 40 years.

          Small Group’s pretax results improved $22 million during 2000. This earnings increase was primarily attributable to the Company’s pricing actions, reductions in higher cost, non-core membership and improving pharmacy cost trends, partially offset by higher administrative costs.

Years Ended December 31, 1999 and 1998

          The Company’s premium revenues increased 3.8 percent to $10.0 billion for 1999, compared to $9.6 billion for 1998. Higher premium revenues resulted from increased premium yields of 7.4 percent and 3.4 percent for the Company’s commercial and Medicare HMO products, respectively. Due to the impact these premium increases had on commercial member retention and the sale of the Florida individual business, total medical membership declined 256,600.

          The Company’s adjusted medical expense ratio for 1999 was 84.8 percent, compared to 83.0 percent for 1998. The increase was the result of medical cost increases in the Company’s commercial products exceeding premium rate increases. Offsetting the impact of the increasing commercial medical costs was the continued favorable claim liability development in the Company’s workers’ compensation business and the beneficial effect from losses charged to premium deficiency liabilities.

          The adjusted administrative expense ratio improved during 1999 to 14.6 percent from 14.9 percent in 1998. The year-over-year improvement in the administrative expense ratio reflects continued rationalization of staffing levels commensurate with membership levels.

          Investment and other income totaled $154 million in 1999 and $184 million in 1998. This decrease resulted primarily from lower realized investment gains, a lower average invested balance, and lower investment yields, a reduction in income from ancillary businesses the Company sold in 1998 and a lower contribution from the Company’s ASO business. These declines were partially offset by a $12 million gain from the sale of a tangible asset in 1999.

          Adjusted pretax income totaled $181 million for the year ended December 31, 1999, compared to $335 million for the year ended December 31, 1998. Adjusted net income was $117 million or $0.69 per diluted share in 1999, compared to $213 million or $1.27 per diluted share in 1998. The earnings decline was attributable to higher medical cost trends which were not adequately anticipated by the Company when it established premium rates for 1999. These higher medical cost trends primarily resulted from the introduction and rapid growth of an open access product, ineffective risk-sharing arrangements, significant increases in pharmacy costs and the unfavorable negotiations of the HCA provider contract in Florida.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Business Segment Information for the Years Ended December 31, 1999 and 1998

          The following table presents segment medical membership and activity for 1999 and 1998:

	1999			1998
	Health Plan	Small Group	Total	Health Plan	Small Group	Total
	(In thousands)
Beginning medical membership	4,494	1,702	6,196	4,610	1,597	6,207
Sales	588	436	1,024	610	571	1,181
Cancellations	(778)	(475)	(1,253)	(700)	(466)	(1,166)
TRICARE change	(28)		(28)	(26)		(26)

Ending medical membership	4,276	1,663	5,939	4,494	1,702	6,196

Ending specialty membership	477	2,484	2,961	444	2,189	2,633

          The following table presents certain financial data for the Company’s two segments for the years ended December 31, 1999 and 1998:

	1999(a)	1998(b)
	(Dollars in millions)
Premium revenues:
Health Plan	$6,847	$6,734
Small Group	3,112	2,863

	$9,959	$9,597

Adjusted income before income taxes:
Health Plan	$ 143	$ 279
Small Group	38	56

	$ 181	$ 335

Adjusted medical expense ratios:
Health Plan	86.4%	84.4%
Small Group	81.1%	79.7%

	84.8%	83.0%

Adjusted administrative expense ratios:
Health Plan	12.6%	13.0%
Small Group	19.0%	19.4%

	14.6%	14.9%

(a)
Excludes the previously discussed medical expenses of $90 million ($66 million Health Plan and $24 million Small Group), administrative expenses of $35 million ($27 million Health Plan and $8 million Small Group) and asset write-downs and other charges of $460 million ($460 million Health Plan).

(b)
Excludes the previously discussed medical expenses of $73 million ($60 million Health Plan and $13 million Small Group), administrative expenses of $25 million ($13 million Health Plan and $12 million Small Group) and asset write-downs and other charges of $34 million ($23 million Health Plan and $11 million Small Group).

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Health Plan

          The Health Plan segment’s premium revenues increased 1.7 percent to $6.8 billion for 1999 primarily from Medicaid and TRICARE rate increases. Large group commercial and Medicare HMO premiums remained unchanged at $2.3 billion and $2.9 billion, respectively. Higher premium yields of 5.5 percent and 3.4 percent for the large group commercial and Medicare HMO lines, respectively, were offset by membership reductions. Large group commercial membership decreased 139,200 from 1998 reflecting the effects of the Company’s commercial premium pricing actions intended to maintain profitability. Medicare HMO membership decreased 13,500 members from the exit of the Treasure Coast and Sarasota, Florida markets. The Medicare HMO membership reduction from market exits was somewhat mitigated by increased membership achieved through the redirecting of sales and marketing efforts focused on key Medicare markets like Chicago, Tampa and South Florida.

          The Health Plan segment’s adjusted medical expense ratio for 1999 was 86.4 percent, increasing from 84.4 percent in 1998. The increase was the result of large group commercial and Medicare HMO medical costs exceeding premium increases. These higher medical cost trends were attributable to the inability of certain risk-sharing providers to effectively manage medical costs within their contractual arrangements, higher pharmacy utilization and generally higher medical cost trends across the industry.

          The adjusted administrative expense ratio improved 40 basis points from 1998 to 12.6 percent, the result of the continued rationalization of staffing levels commensurate with membership levels.

          Adjusted pretax income totaled $143 million in 1999 compared to adjusted pretax income of $279 million in 1998. The earnings decline was attributable to higher medical cost trends which were not adequately anticipated by the Company when it established premium rates for 1999. These higher medical cost trends primarily resulted from ineffective risk-sharing arrangements, pharmacy cost increases and the result of unfavorable negotiations of the HCA provider contract in Florida.

Small Group

          The Small Group segment’s premium revenues increased 8.7 percent for 1999 to $3.1 billion from $2.9 billion for 1998. This premium increase was the result of increased premium yields, offset by a reduction of 38,700 members from the sale of the individual line of business in Florida.

          The Small Group segment’s adjusted medical expense ratio for 1999 was 81.1 percent, increasing from 79.7 percent for 1998. The medical expense ratio increase was the result of medical costs exceeding premium yields. These higher medical cost trends were the result of the rapid growth of the Company’s more costly open access products, higher pharmacy utilization and the greater than expected impact of the Health Insurance Portability and Accountability Act or HIPAA and its guarantee issue requirements.

          The adjusted administrative expense ratio improved during 1999 to 19.0 percent from 19.4 percent for 1998, reflecting continued rationalization of staffing levels commensurate with membership levels.

          The Small Group segment’s adjusted pretax income was $38 million in 1999 compared to adjusted pretax income of $56 million for 1998. The decline in profitability was attributable to higher medical costs which were not adequately anticipated by the Company when it established premium rates for 1999.

LIQUIDITY

          Operating cash flows declined $177 million during 2000 primarily from membership and claim inventory reductions, the timing of government premium receipts and a payment to settle a government audit. Partially offsetting these items were the net impact of reduced run-off claim payments and reinsurance recoveries from the sale of the Company’s workers’ compensation business.

          During 2000, the Company reinvested cash and cash equivalents and cash generated from operations into the Company’s technology initiatives, investment securities, acquisitions and its common stock repurchase program. The Company reduced debt primarily from proceeds received from the sale of its workers’ compensation business during the year. This debt reduction improved the Company’s debt to capital ratio from 35.1 percent at December 31, 1999 to 30.6 percent at December 31, 2000.

          In July 2000, the Company’s Board of Directors authorized the repurchase of up to five million of its common shares. During 2000, the Company repurchased approximately 3.5 million of its common shares for $26 million, at an average cost of $7.71 per share.

          The Company’s subsidiaries operate in states that require minimum levels of equity and regulate the payment of dividends to the parent company. Generally, the amount of dividend distributions that may be paid by regulated subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. As of December 31, 2000, the Company’s regulated subsidiaries maintained aggregate statutory capital and surplus of approximately $824 million, compared with their aggregate minimum statutory capital and surplus requirements of approximately $616 million.

          Most of the Company’s statutory entities are impacted by the implementation of risk-based capital (“RBC”) requirements recommended by the National Association of Insurance Commissioners. Several states are currently in the process of phasing these requirements in for HMOs over a number of years. If RBC were fully implemented as of December 31, 2000, the Company would be required to fund additional capital into specific entities of approximately $95 million. After this capital infusion, the Company would have $186 million of aggregate statutory capital and surplus above the required minimum level.

          The Company files statutory-basis financial statements with state regulatory authorities in all states in which the Company conducts business. On January 1, 2001, changes to the statutory basis of accounting, known as the Codification guidance, became effective. The cumulative effect of these changes will be recorded as a direct adjustment to January 1, 2001 statutory surplus. The effect of the adoption is not expected to materially impact the Company’s compliance with aggregate minimum statutory capital and surplus requirements.

          The Company maintains a revolving credit agreement (“Credit Agreement”) which provides a line of credit of up to $1.0 billion and expires in August 2002. Principal amounts outstanding under the Credit Agreement bear interest at either a fixed rate or a floating rate, ranging from LIBOR plus 35 basis points to LIBOR plus 80 basis points, depending on the Company’s credit ratings. LIBOR was 6.56 percent at December 31, 2000. In addition, the Company pays a 15 basis point facility fee on the entire $1.0 billion facility amount, regardless of utilization, and a 12.5 basis point usage fee when borrowings exceed one-third of the facility amount. The facility fee fluctuates between 6.5 and 20 basis points depending on the Company’s credit rating. The Credit Agreement contains customary covenants and events of default including, but not limited to, financial tests for interest coverage and leverage. The Company was in compliance with all covenants at December 31, 2000. The Company also maintains and issues short-term debt securities under a commercial paper program, which is backed by the Credit Agreement.

          Management believes that funds from future operating cash flows and funds available under the existing Credit Agreement and commercial paper program are sufficient to meet future liquidity needs. Management also believes the aforementioned sources of funds are adequate to allow the Company to pursue selected expansion opportunities, as well as to fund capital requirements.

RISK-SENSITIVE FINANCIAL INSTRUMENTS AND POSITIONS

          The Company’s risk of fluctuation in pretax earnings due to changes in interest income from its fixed income portfolio is partially mitigated by the Company’s debt position, as well as the short duration of the fixed income portfolio.

          The Company has evaluated the interest income and debt expense impact resulting from a hypothetical change in interest rates of 100, 200 and 300 basis points over the next twelve-month period, as reflected in the following table. In the past ten years, annual changes in commercial paper or LIBOR rates have never exceeded 300 basis points, have changed between 200 and 300 basis points twice and have changed between 100 and 200 basis points once. The modeling technique used to calculate the pro forma net change considered the cash flows related to fixed income investments and debt, which are subject to interest rate changes during a prospective twelve-month period.

	Increase (decrease) in pretax earnings given an interest rate decrease of X basis points			Increase (decrease) in pretax earnings given an interest rate increase of X basis points
	(300)	(200)	(100)	100	200	300
	(In millions)
2000
Fixed income portfolio	$(15.1)	$(10.1)	$(5.1)	$ 5.1	$10.3	$ 15.4
Debt	13.0	8.7	4.3	(4.3)	(8.7)	(13.0)

Total	$ (2.1)	$ (1.4)	$(0.8)	$ 0.8	$ 1.6	$ 2.4

1999
Fixed income portfolio	$(10.1)	$ (6.7)	$(3.4)	$ 3.4	$ 6.8	$ 10.2
Debt	9.1	6.1	3.0	(3.0)	(6.1)	(9.1)

Total	$ (1.0)	$ (0.6)	$(0.4)	$ 0.4	$ 0.7	$ 1.1

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

           The following table presents the hypothetical change in fair market value of common marketable equity securities held by the Company at December 31, 2000 and 1999, which are sensitive to changes in stock market values. These common marketable equity securities are held for purposes other than trading.

	Decrease in valuation of security given an X% decrease in each equity security’s value			Fair Value at December 31,	Increase in valuation of security given an X% increase in each equity security’s value
	(30%)	(20%)	(10%)		10%	20%	30%
	(In millions)
2000
Common marketable equity securities	$(5.8)	$(3.9)	$(1.9)	$19.3	$1.9	$3.9	$5.8

1999
Common marketable equity securities	$(5.6)	$(3.7)	$(1.9)	$18.6	$1.9	$3.7	$5.6

          Changes in equity valuations (based upon the Standard & Poor’s 500 stock index) over the past ten years which were in excess of 30 percent occurred four times, between 20 percent and 30 percent occurred three times and between 10 percent and 20 percent also occurred three times.

CAPITAL RESOURCES

          The Company’s ongoing capital expenditures relate primarily to its technology initiatives and administrative facilities necessary for activities such as claims processing, billing and collections, medical utilization review and customer service. Total capital expenditures, excluding acquisitions, were $135 million, $89 million and $113 million for the years ended December 31, 2000, 1999 and 1998, respectively. Capital expenditures during 1998 included the $32 million purchase and renovation of a regional customer service center in Jacksonville, Florida.

          Planned capital spending in 2001 will approximate $160 million to $170 million for the funding of the Company’s technology initiatives and expansion and improvement of its administrative facilities.

EFFECTS OF CHANGING PRICES

          The Company’s operations are regulated by various state and federal government agencies. Actuarially determined premium rate increases for commercial products are generally approved by the respective state insurance commissioners, while increases in premiums for Medicaid and Medicare HMO products are established by various state governments and HCFA. Premium rates under the TRICARE contract with the United States Department of Defense may be adjusted on a year by year basis to reflect inflation, changes in the workload volumes of military medical facilities and contract modifications.

          The Company’s 2001 average rate of statutory increase under the Medicare HMO contracts is approximately two percent. Over the last five years, annual increases have ranged from as low as the January 1998 increase of two percent to as high as seven percent in January 1997, with an average of approximately three percent. The Company’s Medicare HMO contracts with the federal government are renewed for a one-year term each December 31 unless terminated 90 days prior thereto. Increased funding beginning March 1, 2001 specific to the Medicare, Medicaid and State Children’s Health Insurance Benefits Improvement and Protection Act (“BIPA”) will be used to stabilize the Company’s contracts with providers and lower member premiums in certain markets.

          Legislative proposals are being considered which may revise the Medicare program’s current support of the use of managed health care for Medicare beneficiaries and future reimbursement rates thereunder. Management is unable to predict the outcome of these proposals or the impact they may have on the Company’s financial position, results of operations or cash flows. The Company’s Medicaid contracts are generally annual contracts with various states except for the two-year contract with the Health Insurance Administration in Puerto Rico, which expires April 30, 2001. The Company has renewed its TRICARE contract for up to two additional years subject to annual renewal terms, beginning July 1, 2001. The loss of these contracts or significant changes in these programs as a result of legislative action, including reductions in payments or increases in benefits without corresponding increases in payments, may have a material adverse effect on the revenues, profitability and business prospects of the Company. In addition, the Company continually contracts and seeks to renew contracts with providers at rates designed to ensure adequate profitability. To the extent the Company is unable to obtain such rates, its financial position, results of operations and cash flows could be adversely impacted.

LEGAL PROCEEDINGS

          The Company and Physician Corporation of America (“PCA”), formerly a publicly traded company acquired by the Company as a subsidiary in 1997, are each involved in securities litigation. The complaints involving the Company, which were consolidated, allege it and certain current and/or former directors and officers knowingly or recklessly made false or misleading statements in press releases and public filings concerning the Company’s financial condition, primarily with respect to the impact of negotiations over renewal of the Company’s contract with HCA in 1999. On November 7, 2000, the action was dismissed by the United States District Court for the Western District of Kentucky. The plaintiffs have filed an appeal to the Court of Appeals for the Sixth Circuit. The PCA complaint, filed in 1997, alleges certain of its former directors and officers knowingly or recklessly made false or misleading statements in press releases and public filings with respect to the financial and regulatory difficulties of PCA’s workers’ compensation business. The Company intends to pursue the defense of the actions vigorously and does not believe that these actions will have a material adverse effect on the Company’s financial position or results of operations.

          The Company is involved in several purported class action lawsuits that are part of a wave of generally similar actions that target the health care payor industry and particularly target managed care companies. The cases include separate suits that purport to have been brought on behalf of members (so-called “Subscriber Track” cases) and a single action against the Company and seven other managed care companies that purports to have been brought on behalf of providers (so-called “Provider Track” case). The Subscriber Track complaints allege, among other things, that Humana intentionally concealed from members certain information concerning the way in which it conducts business, including the methods by which it pays providers. The complaints allege violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the Employee Retirement Income Security Act (“ERISA”). The plaintiffs do not allege that any of the purported practices resulted in denial of any claims for a particular benefit, but, instead, claim that Humana provided the purported class with health insurance benefits of lesser value than promised. In the Provider Track case, the plaintiffs assert that the companies improperly paid providers’ claims and “downcoded” their claims by paying lesser amounts than they submitted. The complaint alleges, among other things, multiple violations under RICO as well as various breaches of contract and violation of regulations governing the timeliness of claim payments. The Company believes the allegations in the complaints are without merit and intends to pursue the defense of the actions vigorously.

          On January 4, 2000, a jury in Palm Beach County, Florida, issued an approximately $80 million verdict in a case arising from removal of an insured from a special case management program (“Chipps”). The award included approximately $78.5 million for punitive damages, $1 million for emotional distress and $29,000 for contractual benefits. The defendant, Humana Health Insurance Company of Florida, Inc., is in the process of appealing the verdict.

          During 2000, the Company paid approximately $15 million in a settlement to the United States Department of Justice and the Department of Health and Human Services relating to Medicare premium overpayments. The Company had previously established adequate liabilities for the resolution of these issues and, therefore, the settlement did not have a material impact on the Company’s financial position or results of operations. As part of this settlement, on May 31, 2000, the Company entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General (“OIG”) of the Department of Health and Human Services. Under the CIA, the Company is obligated to, among other things, provide training, conduct periodic audits and make periodic reports to the OIG.

          In July 2000, the Office of the Florida Attorney General initiated an investigation, apparently relating to some of the same matters as are involved in the purported class action lawsuits described above. While the Attorney General has filed no action against the Company, he has indicated that he may do so in the future.

          The Company’s business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been increased scrutiny by these regulators of the managed health care companies’ business practices, including claims payment practices and utilization management. The Company has been and continues to be subject to such reviews. Some of these could require changes in some of the Company’s practices and could also result in fines or other sanctions.

          The Company also is involved in other lawsuits that arise in the ordinary course of its business operations, including claims of medical malpractice, bad faith, failure to properly pay claims, nonacceptance or termination of providers, failure to disclose network discounts and various provider arrangements, challenges to subrogation practices, and claims relating to performance of contractual obligations to providers and others. Recent court decisions and pending state and federal legislative activity may increase the Company’s exposure for any of these types of claims.

          Personal injury and claims for extracontractual damages arising from medical benefit denial are covered by insurance from the Company’s wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In connection with the case of Chipps v. Humana Health Insurance Company of Florida, Inc., the Company’s liability carriers have preliminarily indicated they believe no coverage may be available for a punitive damages award. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

          Management does not believe that any pending or threatened legal actions against the Company or audits by agencies will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, the likelihood or outcome of current or future suits, including any appeals, like the appeal of the Chipps case, cannot be accurately predicted with certainty. Therefore, such legal actions could adversely affect the Company’s financial position, results of operations or cash flows. See CAUTIONARY STATEMENTS below and Item 3. LEGAL PROCEEDINGS of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). In general, SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their fair value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains or losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This standard is effective for the Company’s financial statements beginning January 1, 2001, with early adoption permitted. Management of the Company has determined that the adoption of SFAS 133 on January 1, 2001 will not have a material impact on the Company’s financial position, results of operations or cash flows.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements (”SAB 101“). SAB 101 provides guidance on revenue recognition and related disclosures and was effective beginning October 1, 2000. The Company was previously following the requirements provided under SAB 101 and as such there was no material impact on the Company’s financial position, results of operations, cash flows or disclosures.

CAUTIONARY STATEMENTS

          This document contains both historical and forward-looking information. The forward-looking statements may be significantly impacted by risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that anticipated future results will be achieved because actual results may differ materially from those anticipated or projected in the forward-looking statements. Readers are cautioned that a number of factors, which are described herein, could adversely affect the Company’s ability to obtain these results. Past financial performance is not necessarily a reliable indicator of future performance and investors should not use historical performance to anticipate results or future period trends. In making these cautionary statements, the Company is not undertaking to address or update each factor in future filings or communications regarding the Company’s business or results and is not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. The Company’s business is complicated, highly regulated and competitive with many different factors affecting its results.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Realignment of Operations

          In February 2000, Michael B. McCallister became the President and Chief Executive Officer of the Company. At that time, the Company began a comprehensive review of its businesses and began to implement a number of strategic and operational initiatives and other actions intended to strengthen management of the business, exit certain non-core businesses, address rising medical costs and explore new products. The Company is in the process of repositioning its line of businesses and distribution focus towards a more commercial line emphasis, including commercial products sold to customers that self-insure their financial exposure. As a result of this repositioning, the Company announced a management realignment during the first quarter of 2001. The future performance of the Company’s business may depend in large part on management’s ability to implement the operational and strategic initiatives. If these initiatives do not achieve their objectives, the Company’s results could be materially adversely affected.

Health Care Costs and Premium Pricing Pressures

          The Company uses a significant portion of its revenue to pay the costs of health care services delivered to its members. Slightly more than half of the Company’s commercial business renews on January 1. Generally, premiums in the health care business are fixed for one-year periods. Accordingly, cost levels in excess of the future medical cost projections reflected in pricing, generally cannot be recovered in the contract year through higher premiums. Although premiums are based upon an actuarially determined estimate of future health care costs over the fixed premium period, competition, government regulations and other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, medical cost inflation, new mandated benefits or other regulatory changes and insured population characteristics. In addition, the Company’s reported earnings for any particular period include estimates of covered services incurred by members during that period for claims that have not been received or processed. Because these are estimates, earnings may be adjusted later to reflect the actual costs. Relatively insignificant changes in the medical expense ratio can create significant changes in the reported earnings. In addition, operating results may be affected by seasonal changes in the level of health care use during the calendar year.

          In general, prescription drug costs have been rising over the past few years. These increases are due to the introduction of new drugs costing significantly more than existing drugs, direct consumer advertising by the pharmaceutical industry creating consumer demand for particular brand-name drugs, and members seeking medications to address lifestyle changes. The Company has introduced a three-tier co-payment pricing approach to mitigate these trends, and will be introducing a four-tier pricing approach in an effort to control these costs while making a wide choice of drugs available to members. The inability to successfully manage pharmaceutical costs could have an adverse effect on the Company’s financial results and condition.

          In addition to the challenge of controlling health care costs, the Company faces competitive pressure to contain premium prices. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, the Company expects that price will continue to be a significant basis of competition. Concerns regarding the fiscal viability of programs such as Medicare and Medicaid may create pressure on reimbursement rates from government-sponsored programs. The Company’s financial condition or results of operations could be adversely affected by significant premium decreases by any of its major competitors or by any limitation on the Company’s ability to increase or maintain its premium levels, or the reduction in payment for government sponsored programs.

Industry Factors

          The managed care industry continues to receive significant negative publicity and has been the subject of large jury awards that have affected or reflected public perception of the industry. This publicity and perception have been accompanied by increased litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect the Company’s ability to market its products or services, may require the Company to change its products and services, and may increase the regulatory burdens under which the Company operates. Any combination of these factors could further increase the Company’s cost of doing business and adversely affect its profitability.

Federal and State Health Care Regulation; Legislative Reform; Activities as Government Contractor

          The health care financing industry in general, and HMOs in particular, are subject to substantial federal and state government regulation, including, but not limited to, regulation relating to minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, member disclosure, premium rates and periodic examinations by state and federal agencies. State regulations require the Company’s HMO and insurance subsidiaries to maintain minimum net worth requirements and restrict certain investment activities. Additionally, such regulations may restrict the ability of the Company’s subsidiaries to make dividend payments, loans, loan repayments or other payments to the Company.

          The National Association of Insurance Commissioners has adopted a risk-based capital (“RBC”) criteria which to the extent they are implemented by the states, will set minimum capitalization requirements for insurance and HMO companies. The implementation of RBC is subject to state-by-state adoption. The Life Insurance Company model was adopted in all states and the prescribed calculation for HMOs has been adopted in most states. The HMO rules, if adopted by the states in their proposed form, would increase the minimum capital required for certain of the Company’s subsidiaries.

          A significant portion of the Company’s revenues relate to federal, state and local government health care coverage programs, such as Medicare, Medicaid and the TRICARE program. Such contracts carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as a result of marketing to individuals as opposed to groups. Such risk contracts also are generally subject to frequent change including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by the Company or increase the Company’s administrative or health care costs under such programs. In the event government reimbursement were to decline from projected amounts, the Company’s failure to reduce the health care costs associated with such programs could have a material adverse effect upon the Company’s business. Changes to such government programs in the future may also affect the Company’s ability or willingness to participate in such programs.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

           In recent years, significant federal and state legislation affecting the Company’s business has been enacted. State and federal governmental authorities are continually considering changes to laws and regulations applicable to the Company and are currently considering regulations relating to mandatory benefits and products, defining medical necessity, provider compensation, health plan liability to members who fail to receive appropriate care, disclosure and composition of physician networks, and allowing physicians to collectively negotiate contract terms with carriers, including fees. All of these proposals could apply to the Company. There can be no assurance that the Company will be able to continue to obtain or maintain required governmental approvals or licenses or that legislative or regulatory changes will not have a material adverse effect on the Company’s business. Delays in obtaining or failure to obtain or maintain such approvals, or moratoria imposed by regulatory authorities, could adversely affect the Company’s revenue or the number of its members, increase costs or adversely affect the Company’s ability to bring new products to market as forecasted.

          Congress is also considering significant changes to Medicare, including a pharmacy benefit requirement and changes in payments to Medicare plans, as well as proposals relating to health care reform, including a comprehensive package of requirements on managed care plans called the “Patient Bill of Rights” (“PBOR”) legislation. On February 6, 2001, several federal legislators introduced bipartisan PBOR legislation (the “Kennedy-McCain Bill”) and on February 7, 2001, President Bush issued a press release outlining his principles for PBOR legislation (the “Bush Principles”). Although the Kennedy-McCain Bill and the Bush Principles have significant differences, both seek to hold health plans liable for claims regarding health care delivery and accusations of improper denial of care, among other items. If PBOR legislation is passed, it could expose the Company to significant additional litigation risk. Such litigation could be costly to the Company and could have a significant affect on the Company’s results of operations. Although the Company could attempt to mitigate its ultimate exposure from such costs through, among other things, increases in premiums or changes in benefits, there can be no assurance that the Company will be able to mitigate or cover the costs stemming from such PBOR legislation or the other costs incurred in connection with complying with such PBOR or similar legislation.

          The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) includes administrative simplification provisions directed at simplifying electronic data interchange through standardizing transactions, establishing uniform health care provider, payer and employer identifiers and seeking protections for confidentiality and security of patient data. Under the new HIPAA privacy rules, the Company will now be required to (a) comply with a variety of requirements concerning their use and disclosure of individuals’ protected health information, (b) establish rigorous internal procedures to protect health information and (c) enter into business associate contracts with those companies to whom protected health information is disclosed. Violations of these rules will be subject to significant penalties. The final rules do not provide for complete federal preemption of state laws, but rather preempt all contrary state laws unless the state law is more stringent. HIPAA could expose the Company to additional liability for, among other things, violations by its business associates.

          The Company is also subject to various governmental audits and investigations. These can include audits and investigations by state attorneys general, HCFA, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice and state Departments of Insurance and Departments of Health. Such activities could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect the Company’s reputation in various markets and make it more difficult for the Company to sell its products and services.

Provider Relationships

          The Company contracts with physicians, hospitals and other providers to deliver care to its members. The Company’s products encourage or require the use of contracted providers. HMOs and PPOs control health care costs by various means, including pre-admission approval for hospital inpatient services, preauthorization of outpatient surgical procedures and risk-sharing arrangements with providers. These providers may share medical cost risk or have incentives to deliver quality medical services in a cost-effective manner.

          In any particular market, providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, may, in some cases, compete directly with the Company. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, those activities could adversely affect the Company’s ability to market products or to be profitable in those areas.

          In certain situations, the Company’s HMOs contract with individual or groups of primary care physicians, for an actuarially determined, fixed, per-member-per-month fee referred to as a “capitation” payment. Under these arrangements, physicians are paid a fixed amount to provide services to the Company’s members. These contracts typically obligate primary care physicians to provide or make referrals to specialty physicians and other providers for the provision of all covered managed health care services to HMO members. The capitation payment does not vary with the nature or extent of services to the member and is generally designed to shift a portion of the HMOs financial risk to the primary care physician. The inability of providers to properly manage costs under capitation arrangements can result in financial instability of such providers and the termination of their relationship with the Company. In addition, payment or other disputes between the primary care provider and specialists with whom it contracts can result in a disruption in the provision of services to the Company’s members or a reduction in the services available. A primary care provider’s financial instability or failure to pay other providers for services rendered could lead such providers to demand payment from the Company, even though the Company has made its regular capitated payments to the primary provider. There can be no assurance that providers with whom the Company contracts will properly manage the costs of services, maintain financial solvency or avoid disputes with other providers, the failure of any of which could have an adverse effect on the provision of services to members and the Company’s operations.

Litigation

          The Company may be a party to a variety of legal actions that affect its business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, and shareholder suits, including securities fraud. In addition, because of the nature of the health care business, the Company is subject to a variety of legal actions relating to its business operations, including the design, management and offering of products and services. These could include claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competitive and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business, including actions alleging claim administration errors; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. Recently, a number of class action lawsuits have been filed against the Company and certain of its competitors in the managed care business. The suits are purported class actions on behalf of all of Humana’s managed care members and network providers for alleged breaches of federal statutes, including ERISA and RICO. See the LEGAL PROCEEDINGS section of this document for additional information.

          While the Company believes these suits are without merit and intends to defend its position vigorously, expenses will be incurred in the defense of these matters, the outcome of which cannot be predicted. Recent court decisions and legislative activity may increase exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages, or treble damages, may be sought. The Company currently has insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance particularly in those jurisdictions in which coverage of punitive damages is prohibited. In connection with Chipps v. Humana Health Insurance Company of Florida, Inc., the Company’s liability carriers have preliminarily indicated they believe no coverage is available for punitive damages. Insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

Administration and Information Systems

          The design and implementation of an efficient and cost-effective administration of operations is essential to the Company’s profitability and competitive positioning. While every attempt is made to effectively manage expenses, staff-related and other administrative expenses may arise from time to time due to business or product introductions or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases may not be predictable and may adversely affect results. Further, the Company believes it currently has an experienced, capable management and technical staff. The market for management and technical personnel in the health care industry, including information systems professionals, is competitive. Loss of certain key employees or a number of managers or technical staff could adversely affect the Company’s ability to administer and manage business.

          Federal and state laws and regulations directly applicable to communications or commerce over the Internet such as HIPAA are becoming more prevalent. For example, HCFA has prohibited the transmission of Medicare eligibility information over the Internet unless certain encryption and other standards are met. New laws and regulations could adversely affect, or increase costs related to the business of the Company on the Internet. The Company relies on certain external vendors to provide content and services. Any failure of such vendors to abide by the terms of their agreement with the Company or to comply with applicable laws and regulations, could expose the Company to liability and could adversely affect the Company’s ability to provide services and content on the Internet.

Stock Market

          The market prices of the securities of the publicly-held companies in the industry in which the Company operates, have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. As such, the Company cannot assure the level or stability of the price of its securities at any time or the impact of the foregoing or any other factors on such prices.

Humana Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	1999
	(In millions, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$ 658	$ 978
Investment securities	1,409	1,507
Premiums receivable, less allowance for doubtful accounts of $42 in 2000 and $61 in 1999	205	225
Deferred income taxes	67	128
Other	160	193

Total current assets	2,499	3,031

Property and equipment, net	435	418
Other assets:
Long-term investment securities	240	294
Cost in excess of net assets acquired	790	806
Deferred income taxes	103	87
Other	100	264

Total other assets	1,233	1,451

Total assets	$4,167	$4,900

Liabilities and Stockholders’ Equity
Current liabilities:
Medical and other expenses payable	$1,181	$1,432
Trade accounts payable and accrued expenses	402	482
Book overdraft	149	215
Unearned premium revenues	333	349
Debt	600	686

Total current liabilities	2,665	3,164

Long-term medical and other expenses payable		324
Professional liability and other obligations	142	144

Total liabilities	2,807	3,632

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued
Common stock, $0.16 2 /3 par; 300,000,000 shares authorized; 170,889,142 and 167,608,558 shares issued in 2000 and 1999, respectively	28	28
Capital in excess of par value	923	899
Retained earnings	461	371
Accumulated other comprehensive loss	(8)	(28)
Unearned restricted stock compensation	(30)	(2)
Treasury stock, at cost, 1,823,348 shares	(14)

Total stockholders’ equity	1,360	1,268

Total liabilities and stockholders’ equity	$4,167	$4,900

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2000	1999	1998
	(In millions, except per share results)
Revenues:
Premiums	$10,395	$9,959	$9,597
Investment and other income, net	119	154	184

Total revenues	10,514	10,113	9,781

Operating expenses:
Medical	8,782	8,532	8,041
Selling, general and administrative	1,442	1,368	1,328
Depreciation and amortization	147	124	128
Asset write-downs and other charges		460	34

Total operating expenses	10,371	10,484	9,531

Income (loss) from operations	143	(371)	250
Interest expense	29	33	47

Income (loss) before income taxes	114	(404)	203
Provision (benefit) for income taxes	24	(22)	74

Net income (loss)	$ 90	$ (382)	$ 129

Basic earnings (loss) per common share	$ 0.54	$(2.28)	$ 0.77

Diluted earnings (loss) per common share	$ 0.54	$(2.28)	$ 0.77

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Unearned Restricted Stock Compensation	Treasury Stock	Total Stockholders’ Equity
	Issued Shares	Amount
	(In millions)

Balances, January 1, 1998	164	$27	$844	$624	$ 9	$ (3)		$1,501
Comprehensive income:
Net income				129				129
Other comprehensive income:
Net unrealized investment gains, net of $2 tax					4			4

Comprehensive income								133
Restricted stock grant			8			(8)		—
Restricted stock amortization						2		2
Stock option exercises	4	1	35					36
Stock option tax benefit			16					16

Balances, December 31, 1998	168	28	903	753	13	(9)	—	1,688
Comprehensive loss:
Net loss				(382)				(382)
Other comprehensive loss:
Net unrealized investment losses, net of $27 tax					(41)			(41)

Comprehensive loss								(423)
Restricted stock amortization						2		2
Restricted stock market value adjustment			(5)			5		—
Stock option exercises			1					1

Balances, December 31, 1999	168	28	899	371	(28)	(2)	—	1,268
Comprehensive income:
Net income				90				90
Other comprehensive income:
Net unrealized investment gains, net of $13 tax					20			20

Comprehensive income								110
Common stock repurchases							$(26)	(26)
Restricted stock grant	3		21			(33)	12	—
Restricted stock amortization						7		7
Restricted stock market value adjustment			2			(2)		—
Stock option exercises			1					1

Balances, December 31, 2000	171	$28	$923	$461	$ (8)	$(30)	$(14)	$1,360

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2000	1999	1998
	(In millions)
Cash flows from operating activities
Net income (loss)	$ 90	$(382)	$ 129
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Asset write-downs and other charges		460	17
Depreciation and amortization	147	124	128
Gain on sale of property and equipment, net	(3)	(12)
Gain on sale of investment securities, net	(6)	(11)	(21)
Provision for deferred income taxes	19	5	26
Provision for doubtful accounts	11	12	11
Payment for government audit settlement	(15)
Changes in operating assets and liabilities:
Premiums receivable	(1)	39	34
Other assets	(9)	54	32
Medical and other expenses payable	(195)	(23)	(22)
Workers’ compensation liabilities	(30)	(150)	(134)
Other liabilities	39	42	(135)
Unearned premium revenues	(16)	56	(10)
Other	9	3

Net cash provided by operating activities	40	217	55

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(13)	(14)
Divestitures, net of cash and cash equivalents disposed	29		(26)
Purchases of property and equipment	(135)	(89)	(113)
Dispositions of property and equipment	21	54	12
Purchases of investment securities	(1,205)	(796)	(1,053)
Maturities of investment securities	543	391	380
Proceeds from sales of investment securities	582	472	828

Net cash (used in) provided by investing activities	(178)	18	28

Cash flows from financing activities
Revolving credit agreement borrowings	520		123
Revolving credit agreement repayments		(93)	(330)
Net commercial paper (repayments) borrowings	(606)	(44)	141
Change in book overdraft	(66)	(19)	82
Common stock repurchases	(26)
Other	(4)	(14)	35

Net cash (used in) provided by financing activities	(182)	(170)	51

(Decrease) increase in cash and cash equivalents	(320)	65	134
Cash and cash equivalents at beginning of period	978	913	779

Cash and cash equivalents at end of period	$ 658	$978	$ 913

Supplemental cash flow disclosures:
Interest payments	$ 30	$ 33	$ 49
Income tax (refunds) payments, net	$ (35)	$ (58)	$ 69
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$ 126	$ 20
Less: liabilities assumed	(113)	(6)

Cash paid for acquired businesses, net of cash acquired	$ 13	$ 14

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    REPORTING ENTITY

Nature of Operations

          Humana Inc. (“Humana” or “the Company”) is one of the nation’s largest publicly traded health services companies offering coordinated health insurance coverage, primarily to employer groups and government-sponsored plans, through a variety of product options including health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”). The Company also offers an administrative services only (“ASO”) product to those who self-insure their employee health plans and various specialty products, including dental, group life and short-term disability. In total, the Company’s products are licensed in 49 states, the District of Columbia and Puerto Rico, with approximately 29 percent of its premium revenues in the state of Florida.

          During 1999 and 2000, the Company was organized into two business units: the Health Plan segment and the Small Group segment. The Health Plan segment includes the Company’s large group commercial (100 employees and over), Medicare, Medicaid, ASO and military or TRICARE business. The Small Group segment includes small group commercial (under 100 employees) and specialty benefit lines, including dental, life and short-term disability. Results of each segment are measured based upon results of operations before income taxes. The Company allocates administrative expenses, investment income and interest expense, but no assets, to the segments. Members in the same geographic area that are served by the two segments generally utilize the same medical provider networks, enabling the Company to obtain more favorable contract terms with providers. As a result, the profitability of each segment is somewhat interdependent. In addition, premium revenue pricing to large group commercial employers has historically been more competitive than that to small group commercial employers, resulting in less favorable underwriting margins for the large group commercial line of business. Costs to distribute and administer products to small group commercial employers are higher compared to large group commercial employers resulting in small group’s higher administrative expense ratio. The Company is in the process of repositioning its lines of business and its distribution focus towards a more commercial line emphasis, including commercial products sold to customers who self-insure their financial exposure. As a result of this repositioning, the Company announced a management realignment during the first quarter of 2001. Future quarterly and annual financial reports will give effect to this realignment.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

          The consolidated financial statements include all subsidiaries of the Company. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ from those estimates.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

          Cash and cash equivalents include cash, time deposits, money market funds, commercial paper and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.

Investment Securities

          Investment securities, which consist primarily of debt and equity securities, have been categorized as available for sale and, as a result, are stated at fair value based generally on quoted market prices. Investment securities available for current operations are classified as current assets. Investment securities available for the Company’s capital spending, professional liability, long-term insurance product requirements and strategic investments are classified as long-term assets. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity until realized.

          For the purpose of determining gross realized gains and losses, the cost of investment securities sold is based upon specific identification.

Long-Lived Assets

          Property and equipment is carried at cost, and is comprised of the following at December 31, 2000 and 1999:

	2000	1999
	(In millions)
Land	$ 33	$ 32
Buildings	319	345
Equipment and computer software	527	451

	879	828
Accumulated depreciation	(444)	(410)

	$435	$418

          Depreciation is computed using the straight-line method over estimated useful lives ranging from three to ten years for equipment, three to five years for computer software and 20 to 40 years for buildings. Depreciation expense was $85 million, $79 million and $75 million for the years ended December 31, 2000, 1999 and 1998, respectively.

          Cost in excess of net assets acquired, or goodwill, represents the unamortized excess of cost over the fair value of net tangible and identifiable intangible assets acquired. Identifiable intangible assets, which are included in other long-term assets in the accompanying Consolidated Balance Sheets, primarily relate to subscriber and provider contracts and the cost of acquired licenses. Goodwill and identifiable intangible assets are amortized on a straight-line method over their estimated useful lives. Goodwill is amortized over periods ranging from six to 20 years, and identifiable intangible assets are amortized over periods ranging from five to 20 years.

          Long-lived assets are periodically reviewed by management for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized when the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying value. In addition, the estimated life of all long-lived assets are periodically reviewed by management for reasonableness. See Note 3 for a discussion related to the Company’s 1999 impairment and estimated life review.

          Amortization expense was $62 million, $45 million and $53 million for the years ended December 31, 2000, 1999 and 1998, respectively. In conjunction with its 1999 goodwill impairment, the Company also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, the Company adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years.

Revenue and Medical Cost Recognition

          Premium revenues are recognized as income in the period members are entitled to receive services. Premiums received prior to such period are recorded as unearned premium revenues.

          Medical costs include claim payments, capitation payments, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care provided prior to the balance sheet date. Capitation payments represent monthly prepaid fees disbursed to participating primary care physicians and other providers who are responsible for providing medical care to members. The estimates of future medical claim and other expense payments are developed using actuarial methods and assumptions based upon payment patterns, medical inflation, historical development and other relevant factors. Estimates of future payments relating to services incurred in the current and prior periods are continually reviewed by management and adjusted as necessary.

          The Company assesses the profitability of its contracts for providing health insurance coverage to its members when current market operating results or forecasts indicate probable future losses. The Company records a premium deficiency in current operations to the extent that the sum of expected medical costs, claim adjustment expenses and maintenance costs exceeds related future premiums. Anticipated investment income is not considered for purposes of computing the premium deficiency. Because the majority of the Company’s member contracts renew annually, the Company does not anticipate premium deficiencies, except when unanticipated adverse events or changes in circumstances indicate otherwise. See Note 3 for a discussion related to premium deficiencies recorded in 1999 and 1998.

          Management believes the Company’s medical and other expenses payable are adequate to cover future claims payments required, however, such estimates are based on knowledge of current events and anticipated future events, and, therefore, the actual liability could differ from amounts provided.

Book Overdraft

          Under the Company’s cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified as a current liability in the Consolidated Balance Sheets.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

          The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and uses Accounting Principles Board Opinion No. 25 and related interpretations in the accounting for its stock option plans. No compensation expense has been recognized in connection with the granting of stock options. See Note 8 for discussion of stock options and the disclosures required by SFAS 123.

Income Taxes

          The Company recognizes an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The Company also recognizes as deferred tax assets the future tax benefits such as net operating and capital loss carryforwards. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings (Loss) Per Common Share

          Basic earnings (loss) per common share is computed on the basis of the weighted average number of unrestricted common shares outstanding. Diluted earnings (loss) per common share is computed on the basis of the weighted average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares using the “treasury stock” method.

Reclassifications

          Certain reclassifications have been made to the prior years’ consolidated financial statements to conform with the current year presentation.

Recently Issued Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). In general, SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their fair value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains or losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This standard is effective for the Company’s financial statements beginning January 1, 2001, with early adoption permitted. Management of the Company has determined that the adoption of SFAS 133 on January 1, 2001 will not have a material impact on the Company’s financial position, results of operations or cash flows.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements (”SAB 101“). SAB 101 provides guidance on revenue recognition and related disclosures and was effective beginning October 1, 2000. The Company was previously following the requirements provided under SAB 101 and as such there was no material impact on the Company’s financial position, results of operations, cash flows or disclosures.

3.    1999 AND 1998 ASSET WRITE-DOWNS AND OPERATIONAL CHARGES

          The following table presents the components of the asset write-downs and operational charges and their respective classifications in the 1999 and 1998 Consolidated Statements of Operations:

	Medical	Selling, General and Administrative	Asset Write-Downs and Other	Total
	(In millions)
1999:
Premium deficiency	$50			$ 50
Reserve strengthening	35			35
Provider costs	5			5
Long-lived asset impairment			$342	342
Losses on non-core asset sales			118	118
Professional liability reserve strengthening and other costs		$35		35

Total 1999	$90	$35	$460	$585

1998:
Premium deficiency	$46			$ 46
Provider costs	27			27
Market exit costs			$ 15	15
Losses on non-core asset sales			12	12
Merger dissolution costs			7	7
Non-officer employee incentive and other costs		$25		25

Total 1998	$73	$25	$ 34	$132

1999 Charges

Premium Deficiency, Reserve Strengthening and Provider Costs

          As a result of management’s assessment of the profitability of its contracts for providing health insurance coverage to its members in certain markets, the Company recorded a provision for probable future losses (premium deficiency) of $50 million during the first quarter of 1999. Ineffective provider risk-sharing contracts and the impact of the March 31, 1999 HCA—The Healthcare Company, formerly Columbia/HCA Healthcare Corporation (“HCA”), hospital agreement in Florida on current and projected future medical costs contributed to the premium deficiency. The beneficial effect from losses charged to the premium deficiency liability in 1999 was $50 million.

          Prior period adverse claims development primarily in the Company’s PPO and Medicare products initially identified during an analysis of February and March 1999 medical claims resulted in the $35 million reserve strengthening. The Company releases or strengthens medical claims reserves when favorable or adverse development in prior periods exceed actuarial margins existing in the reserves. In addition, the Company paid HCA $5 million to settle certain contractual issues associated with the March 31, 1999 hospital agreement in Florida.

Long-Lived Asset Impairment

          Historical and current period operating losses in certain of the Company’s markets prompted a review during the fourth quarter of 1999 for the possible impairment of long-lived assets. This review indicated that estimated future undiscounted cash flows were insufficient to recover the carrying value of long-lived assets, primarily goodwill, associated with the Company’s Austin, Dallas and Milwaukee markets. Accordingly, the Company adjusted the carrying value of these long-lived assets to their estimated fair value resulting in a non-cash impairment charge of $342 million. Estimated fair value was based on discounted cash flows.

          The long-lived assets associated with the Austin and Dallas markets primarily resulted from the Company’s 1997 acquisition of Physician Corporation of America (“PCA”). Operating losses in Austin and Dallas were related to the deterioration of risk-sharing arrangements with providers and the failure to effectively convert the PCA operating model and computer platform to Humana’s. The long-lived assets associated with the Milwaukee market primarily resulted from the Company’s 1994 acquisition of CareNetwork, Inc. Operating losses in Milwaukee were the result of competitor pricing strategies resulting in lower premium levels to large employer groups as well as market dynamics dominated by limited provider groups causing higher than expected medical costs.

          In conjunction with its 1999 goodwill impairment, the Company also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, the Company adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years.

          The $342 million long-lived asset impairment decreased future depreciation and amortization expense $13 million annually ($13 million after tax, or $0.08 per diluted share), while the change in the amortization period of goodwill increased future amortization expense $25 million annually ($24 million after tax, or $0.15 per diluted share).

Losses on Non-Core Asset Sales

          Between December 30, 1999 and February 4, 2000, the Company entered into definitive agreements to sell its workers’ compensation, Medicare supplement and North Florida Medicaid businesses. Since the carrying value of the net assets of these businesses exceeded the estimated fair value, the Company recorded a $118 million loss in 1999. The estimated fair value was established based upon definitive sale agreements, net of expected transaction costs. During the first half of 2000, the Company completed the sale of these businesses. There was no change in the estimated loss during 2000. See Note 12 for additional discussion related to these divestitures.

Professional Liability Reserve Strengthening and Other Costs

          The Company insures substantially all professional liability risks through a wholly owned captive insurance subsidiary (the “Subsidiary”). The Subsidiary recorded an additional $25 million expense during the fourth quarter of 1999 primarily related to expected claim and legal costs to be incurred by the Company.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           In addition, other expenses of $10 million were recorded during the fourth quarter of 1999 related to a claim payment dispute with a contracted provider and government audits.

1998 Charges

Market Exits, Non-Core Asset Sales and Merger Dissolution Costs

          On August 10, 1998, the Company and UnitedHealth Group Incorporated, formerly United HealthCare Corporation (“United”), announced their mutual agreement to terminate the previously announced Agreement and Plan of Merger, dated May 27, 1998. The planned merger, among other things, was expected to improve the operating results of the Company’s products and markets due to overlapping markets with United. Following the merger’s termination, the Company conducted a strategic evaluation, which included assessing the Company’s competitive market positions and profit potential. As a result, the Company recognized expenses of $34 million during the third quarter of 1998. The expenses included $15 million of costs associated with exiting five markets, $12 million of losses on disposals of non-core assets and $7 million of merger dissolution costs.

          The costs associated with the market exits of $15 million included severance, lease termination costs as well as write-offs of equipment and uncollectible provider receivables. The planned market exits were Sarasota and Treasure Coast, Florida, Springfield and Jefferson City, Missouri and Puerto Rico. Severance costs were estimated based upon the provisions of the Company’s employee benefit plans. The plan to exit these markets was expected to reduce the Company’s market office workforce, primarily in Puerto Rico, by approximately 470 employees. In 1999, the Company reversed $2 million of the severance and lease discontinuance liabilities after the Company contractually agreed with the Health Insurance Administration in Puerto Rico to extend the Company’s Medicaid contract, with more favorable terms. The Company estimated annual pretax savings of approximately $40 million, after all market exits were completed by June 30, 1999, primarily from a reduction in underwriting losses. Approximately 100 employees were ultimately terminated resulting in insignificant severance payments. Substantially all lease termination costs were paid as of December 31, 1999.

          In accordance with the Company’s policy on impairment of long-lived assets, equipment of $5 million in the exited markets was written down to its fair value after an evaluation of undiscounted cash flows in each of the markets. The fair value of equipment was based upon discounted cash flows for the same markets. Following the write-down, the equipment was fully depreciated.

Premium Deficiency and Provider Costs

          As a result of management’s assessment of the profitability of its contracts for providing health insurance coverage to its members in certain markets, the Company recorded a provision for probable future losses (premium deficiency) of $46 million during the third quarter of 1998. The premium deficiency resulted from events prompted by the terminated merger with United wherein the Company had expected to realize improved operating results in those markets that overlapped with United, including more favorable risk-sharing arrangements. The beneficial effect from losses charged to the premium deficiency liability in 1999 and 1998 was $23 million and $17 million, respectively. In 1999, the Company reversed $6 million of premium deficiency liabilities after the Company contractually agreed with the Health Insurance Administration in Puerto Rico to extend the Company’s Medicaid contract, with more favorable terms.

          The Company also recorded $27 million of expense related to receivables written-off from financially troubled physician groups, including certain bankrupt providers.

Non-Officer Employee Incentive and Other Costs

          During the third quarter of 1998, the Company recorded a one-time incentive of $16 million paid to non-officer employees and a $9 million settlement related to a third party pharmacy processing contract.

4.    INVESTMENT SECURITIES

          Investment securities classified as current assets at December 31, 2000 and 1999 included the following:

	2000				1999
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In millions)
U.S. Government obligations	$ 140	$ 1		$ 141	$ 178	$ —	$ (3)	$ 175
Tax exempt municipal securities	811	5	$ (6)	810	889		(24)	865
Corporate and other securities	258	2	(4)	256	253		(7)	246
Mortgage-backed securities	28	1		29	57			57
Redeemable preferred stocks	61		(3)	58	67		(2)	65

Debt securities	1,298	9	(13)	1,294	1,444	—	(36)	1,408
Equity securities	124	1	(10)	115	96	9	(6)	99

	$1,422	$10	$(23)	$1,409	$1,540	$ 9	$(42)	$1,507

          Investment securities classified as long-term assets at December 31, 2000 and 1999 included the following:

	2000				1999
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In millions)
U.S. Government obligations					$ 16	$ —		$ 16
Tax exempt municipal securities	$ 77	$1	$(1)	$ 77	180		$ (7)	173
Corporate and other securities	76	1	(1)	76	15			15
Mortgage-backed securities	26			26	13			13
Redeemable preferred stocks	3			3	27		(1)	26

Debt securities	182	2	(2)	182	251	—	(8)	243
Equity securities	58			58	56		(5)	51

	$240	$2	$(2)	$240	$307	$ —	$(13)	$294

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The contractual maturities of debt securities available for sale at December 31, 2000, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In millions)
Due within one year	$ 135	$ 133
Due after one year through five years	589	588
Due after five years through ten years	319	319
Due after ten years	437	436

	$1,480	$1,476

          Gross realized investment gains were $8 million, $18 million and $30 million and gross realized investment losses were $2 million, $7 million and $9 million in 2000, 1999 and 1998, respectively.

5.    INCOME TAXES

          The provision (benefit) for income taxes consisted of the following:

	Years Ended December 31,
	2000	1999	1998
	(In millions)
Current provision (benefit):
Federal	$ 3	$(18)	$39
State and Puerto Rico	2	(9)	9

	5	(27)	48

Deferred provision:
Federal	17	4	24
State and Puerto Rico	2	1	2

	19	5	26

	$24	$(22)	$74

          The provision (benefit) for income taxes was different from the amount computed using the federal statutory rate due to the following:

	Years Ended December 31,
	2000	1999	1998
	(In millions)
Income tax provision (benefit) at federal statutory rate	$40	$(141)	$71
State and Puerto Rico income taxes, net of federal benefit	9	(16)	8
Tax exempt investment income	(17)	(19)	(18)
Amortization expense	17	11	17
Capital loss on sale of workers’ compensation business	(43)
Capital loss valuation allowance	15
Long-lived asset impairment		143
Other, net	3		(4)

	$24	$ (22)	$74

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of the net deferred tax balances for the Company at December 31, 2000 and 1999 are as follows:

	Assets (Liabilities)
	2000	1999
	(In millions)
Investment securities	$ 5	$ 18
Long-term assets	(44)	(30)
Medical and other expenses payable	38	43
Asset write-downs and other charges		37
Professional liability risks	9	8
Alternative minimum tax credit	18	1
Net operating loss carryforwards	53	72
Workers’ compensation liabilities		24
Compensation and other accruals	50	42
Capital loss carryforward	56
Valuation allowance-capital loss carryforward	(15)

	$170	$215

          At December 31, 2000, the Company has approximately $135 million of net operating losses to carryforward related to prior acquisitions. These net operating loss carryforwards, if unused to offset future taxable income, will expire in 2001 through 2011.

          During 2000, the Company generated approximately $186 million of capital losses, primarily from the sale of its workers’ compensation businesses. After available carrybacks and other adjustments, the Company has approximately $145 million of available capital losses to carryforward. These capital loss carryforwards, if unused to offset future capital gains, will expire in 2005. A valuation allowance was established for a portion of these deferred tax assets.

          Based on the Company’s historical taxable income record and estimates of future capital gains and profitability, management has concluded that operating income and capital gains will be sufficient to give rise to tax expense and capital gains to recover all deferred tax assets, net of the valuation allowance.

6.    DEBT

          The Company maintains a revolving credit agreement (“Credit Agreement”) which provides a line of credit of up to $1.0 billion and expires in August 2002. Principal amounts outstanding under the Credit Agreement bear interest at either a fixed rate or a floating rate, ranging from LIBOR plus 35 basis points to LIBOR plus 80 basis points, depending on the Company’s credit ratings. LIBOR was 6.56 percent at December 31, 2000. In addition, the Company pays a 15 basis point facility fee on the entire $1.0 billion facility amount, regardless of utilization, and a 12.5 basis point usage fee when borrowings exceed one-third of the facility amount. The facility fee fluctuates between 6.5 and 20 basis points depending on the Company’s credit rating. The Credit Agreement contains customary covenants and events of default including, but not limited to, financial tests for interest coverage and leverage. The Company was in compliance with all covenants at December 31, 2000. The Company also maintains and issues short-term debt securities under a commercial paper program, which is backed by the Credit Agreement. The carrying value of the Company’s borrowings approximates fair value as the interest rate on the borrowings varies at market rates.

          Borrowings at December 31, 2000 and 1999 were as follows:

	2000	1999
	(In millions)

Credit agreement	$520
Commercial paper program	80	$686

	$600	$686

7.    PROFESSIONAL LIABILITY AND OTHER OBLIGATIONS

          The components of professional liability and other obligations are as follows at December 31, 2000 and 1999:

	2000	1999
	(In millions)
Allowance for professional liabilities	$135	$133
Liabilities for disability and other long-term insurance products, the Company’s retirement and benefit plans and other	36	44
Less: current portion of allowance for professional liabilities	(29)	(33)

	$142	$144

          The Company insures substantially all professional liability risks through a wholly owned captive insurance subsidiary (the “Subsidiary”). Provisions for such risks, including expenses incident to claim settlements, were $32 million, $57 million and $27 million for the years ended December 31, 2000, 1999 and 1998, respectively. The amount for 1999 includes $25 million of professional liability reserve strengthening discussed in Note 3. The Subsidiary reinsures levels of coverage for losses in excess of its retained limits with unrelated insurance carriers. Reinsurance recoverables were $28 million and $29 million at December 31, 2000 and 1999, respectively. The current portion of allowance for professional liabilities is included with trade accounts payable and accrued expenses in the Consolidated Balance Sheets.

          In 1998, the Subsidiary entered into a loss portfolio transfer agreement with unrelated insurance carriers for approximately $39 million, providing for the transfer of all professional and workers’ compensation liabilities on claims incurred prior to December 31, 1997 limited to individual and maximum claim retention levels.

8.    EMPLOYEE BENEFIT PLANS

Employee Savings Plan

          The Company has defined contribution retirement and savings plans covering qualified employees. The Company’s contribution to these plans is based on various percentages of compensation, and in some instances is based upon the amount of the employees’ contributions to the plans. The cost of these plans amounted to approximately $33 million, $27 million and $40 million in 2000, 1999 and 1998, respectively, the substantial portion of which was funded currently. The amount for 1998 includes the $16 million one-time incentive paid to non-officer employees discussed in Note 3.

Stock Based Compensation

          The Company has plans under which restricted stock awards and options to purchase common stock have been granted to officers, directors and key employees. In 2000, the Company awarded 4,785,000 shares of restricted stock to officers and key employees all of which vest in August 2003. In 1998, the Company awarded 400,000 shares of performance-based restricted stock to officers and key employees. The 1998 restricted shares had the potential to vest in equal one-third installments beginning January 1, 2000, provided the Company met certain earnings goals. As this goal was not met for 1999 or 2000, and the awards are cumulative, the entire award has the potential to vest in 2001. Unearned compensation under the restricted stock award plans is amortized over the vesting periods. Compensation expense recognized related to the restricted stock award plans was $7 million for the year ended December 31, 2000, and $2 million for each of the years ended December 31, 1999 and 1998.

          Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part one to five years after grant and expire ten years after grant. At December 31, 2000, there were 13,823,487 shares reserved for employee and director stock option plans and there were 2,433,470 shares of common stock available for future grants.

          On September 17, 1998, the Company repriced 5,503,491 of its stock options with original exercise prices ranging from $18.31 to $26.31 to the market price of the Company’s common stock on that date of $15.59. Outstanding stock options with an exercise price in excess of $18.13 per share could be exchanged in return for a reduced number of options, with a deferred vesting date of one year after the exchange date. The repricing resulted in the cancellation of 5,503,491 options and the granting of 4,559,438 options.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The Company’s option plan activity for the years ended December 31, 2000, 1999 and 1998 is summarized below:

	Shares Under Option	Exercise Price Per Share	Weighted Average Exercise Price
Balance, January 1, 1998	12,222,264	$ 5.80 to $26.94	$15.54
Granted	6,403,788	15.59 to 26.22	17.04
Exercised	(3,067,202)	5.80 to 26.31	11.72
Canceled or lapsed	(6,753,198)	6.56 to 26.31	20.03

Balance, December 31, 1998	8,805,652	6.56 to 26.94	14.52
Granted	3,966,750	6.88 to 19.25	14.16
Exercised	(105,232)	6.56 to 8.91	7.26
Canceled or lapsed	(1,347,989)	8.00 to 26.31	18.32

Balance, December 31, 1999	11,319,181	6.56 to 26.94	14.00
Granted	1,090,500	6.41 to 14.19	7.26
Exercised	(267,171)	7.59 to 15.47	7.89
Canceled or lapsed	(752,493)	6.50 to 23.06	15.74

Balance, December 31, 2000	11,390,017	$ 6.41 to $26.94	$13.41

          A summary of stock options outstanding and exercisable at December 31, 2000 follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 6.41 to $10.69	4,471,342	6.42 years	$ 7.86	2,213,647	$ 7.57
11.63 to 15.63	4,235,042	5.48 years	15.49	3,700,808	15.58
16.94 to 21.94	2,566,833	5.82 years	19.18	1,560,186	19.13
22.44 to 26.94	116,800	4.85 years	23.93	109,300	23.96

$ 6.41 to $26.94	11,390,017	5.92 years	$13.41	7,583,941	$14.09

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           As of December 31, 1999 and 1998, there were 6,286,826 and 3,636,481 options exercisable, respectively. The weighted average exercise price of options exercisable during 1999 and 1998 was $13.71 and $12.32, respectively. If the Company had adopted the expense recognition provisions of SFAS 123 for purposes of determining compensation expense related to stock options granted during the years ended December 31, 2000, 1999 and 1998, net income (loss) and earnings (loss) per common share would have been changed to the pro forma amounts shown below:

		Years Ended December 31,
		2000	1999	1998
		(In millions, except per share results)
Net income (loss)	As reported	$ 90	$ (382)	$129
	Pro forma	82	(402)	116

Basic earnings (loss) per common share	As reported	$0.54	$(2.28)	$0.77
	Pro forma	0.49	(2.40)	0.69

Diluted earnings (loss) per common share	As reported	$0.54	$(2.28)	$0.77
	Pro forma	0.49	(2.40)	0.69

          The fair value of each option granted during 2000, 1999 and 1998 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

	2000	1999	1998
Dividend yield	None	None	None
Expected volatility	44.84%	43.8%	40.9%
Risk-free interest rate	6.7%	5.6%	4.9%
Expected option life (years)	7.5	8.3	6.8
Weighted average fair value at grant date	$4.17	$8.10	$8.59

          The effects of applying SFAS 123 in the pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years since variables such as option grants, exercises and stock price volatility included in the disclosures may not be indicative of future activity.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    EARNINGS (LOSS) PER COMMON SHARE COMPUTATION

          Detail supporting the computation of basic and diluted earnings (loss) per common share follows:

	Net Income	Shares	Per Share Results
	(Dollars in millions, except per share results)
Year Ended December 31, 2000:
Basic earnings per common share	$ 90	166,224,437	$ 0.54
Effect of dilutive stock options and restricted shares		707,143

Diluted earnings per common share	$ 90	166,931,580	$ 0.54

Year Ended December 31, 1999:
Basic loss per common share	$(382)	167,555,917	$(2.28)
Effect of dilutive stock options and restricted shares

Diluted loss per common share	$(382)	167,555,917	$(2.28)

Year Ended December 31, 1998:
Basic earnings per common share	$129	166,471,824	$ 0.77
Effect of dilutive stock options and restricted shares		1,792,756

Diluted earnings per common share	$129	168,264,580	$ 0.77

          There were no adjustments required to be made to net income (loss) for purposes of computing basic or diluted earnings (loss) per common share. Antidilutive stock options and restricted shares totaling 11,676,093, 9,427,060 and 1,562,949 shares for the years ended December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings (loss) per common.

10.    STOCKHOLDERS’ EQUITY

Stock Repurchase Plan

          In July 2000, the Company’s Board of Directors authorized the repurchase of up to five million of its common shares. This program allows the Company to repurchase the shares from time to time in open-market purchases, in negotiated transactions, or by using forward-purchase contracts. Shares repurchased under the Board of Directors’ authorization are used in connection with various incentive plans aimed at the retention of key employees. During 2000, the Company repurchased approximately 3.5 million of its common shares for $26 million, at an average cost of $7.71 per share. In conjunction with the 2000 restricted stock award, the Company reissued 1.7 million treasury shares and reserved an additional 215,000 treasury shares for future stock awards.

Stockholders’ Rights Plan

          The Company has a stockholders’ rights plan designed to deter takeover initiatives not considered to be in the best interests of the Company’s stockholders. The rights are redeemable by action of the Company’s Board of Directors at a price of $0.01 per right at any time prior to their becoming exercisable. Pursuant to the plan, under certain conditions, each share of stock has a right to acquire  1 /100th of a share of Series A Participating Preferred Stock at a price of $145 per share. The plan expires in 2006.

Regulatory Requirements

          The Company’s subsidiaries operate in states that require minimum levels of equity and regulate the payment of dividends to the parent company. Generally, the amount of dividend distributions that may be paid by regulated subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. As of December 31, 2000, the Company’s regulated subsidiaries maintained aggregate statutory capital and surplus of approximately $824 million, compared with their aggregate minimum statutory capital and surplus requirements of approximately $616 million.

          Most of the Company’s statutory entities are impacted by the implementation of risk-based capital (“RBC”) requirements recommended by the National Association of Insurance Commissioners. Several states are currently in the process of phasing these requirements in for HMOs over a number of years. If RBC were fully implemented as of December 31, 2000, the Company would be required to fund additional capital into specific entities of approximately $95 million. After this capital infusion, the Company would have $186 million of aggregate statutory capital and surplus above the required minimum level.

          The Company files statutory-basis financial statements with state regulatory authorities in all states in which the Company conducts business. On January 1, 2001, changes to the statutory basis of accounting, known as the Codification guidance, became effective. The cumulative effect of these changes will be recorded as a direct adjustment to January 1, 2001 statutory surplus. The effect of the adoption is not expected to materially impact the Company’s compliance with aggregate minimum statutory capital and surplus requirements.

11.    COMMITMENTS AND CONTINGENCIES

Leases

          The Company leases facilities, computer hardware and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2017. Rent expense and sublease income for all operating leases are as follows for the years ended December 31, 2000, 1999 and 1998:

	Years Ended December 31,
	2000	1999	1998
	(In millions)
Rent expense	$ 63	$ 61	$42
Sublease rental income	(21)	(18)	(9)

Net rent expense	$ 42	$ 43	$33

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           Future annual minimum payments under all noncancelable operating leases in excess of one year subsequent to December 31, 2000 are as follows (in millions):

(In millions)
2001	$ 54
2002	42
2003	36
2004	30
2005	23
Thereafter	49

Total minimum lease payments	$234
Less: minimum sublease rental income	48

Net minimum lease payments	$186

Government and Other Contracts

          The Company’s Medicare HMO contracts with the federal government are renewed for a one-year term each December 31, unless terminated 90 days prior thereto. Legislative proposals are being considered which may revise the Medicare program’s current support of the use of managed health care for Medicare beneficiaries and future reimbursement rates thereunder. Management is unable to predict the outcome of these proposals or the impact they may have on the Company’s financial position, results of operations or cash flows. The Company’s Medicaid contracts are generally annual contracts with various states except for the two-year contract with the Health Insurance Administration in Puerto Rico which expires April 30, 2001. Additionally, the Company renewed its TRICARE contract for up to two additional years subject to annual renewal terms, beginning July 1, 2001. The loss of these contracts or significant changes in these programs as a result of legislative action, including reductions in payments or increases in benefits without corresponding increases in payments, may have a material adverse effect on the revenues, profitability and business prospects of the Company. In addition, the Company continually contracts and seeks to renew contracts with providers at rates designed to ensure adequate profitability. To the extent the Company is unable to obtain such rates, its financial position, results of operations and cash flows could be adversely impacted.

Legal Proceedings

          The Company and Physician Corporation of America (“PCA”), formerly a publicly traded company acquired by the Company as a subsidiary in 1997, are each involved in securities litigation. The complaints involving the Company, which were consolidated, allege it and certain current and/or former directors and officers knowingly or recklessly made false or misleading statements in press releases and public filings concerning the Company’s financial condition, primarily with respect to the impact of negotiations over renewal of the Company’s contract with HCA in 1999. On November 7, 2000, the action was dismissed by the United States District Court for the Western District of Kentucky. The plaintiffs have filed an appeal to the Court of Appeals for the Sixth Circuit. The PCA complaint, filed in 1997, alleges certain of its former directors and officers knowingly or recklessly made false or misleading statements in press releases and public filings with respect to the financial and regulatory difficulties of PCA’s workers’ compensation business. The Company intends to pursue the defense of the actions vigorously and does not believe that these actions will have a material adverse effect on the Company’s financial position or results of operations.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The Company is involved in several purported class action lawsuits that are part of a wave of generally similar actions that target the health care payor industry and particularly target managed care companies. The cases include separate suits that purport to have been brought on behalf of members (so-called “Subscriber Track” cases) and a single action against the Company and seven other managed care companies that purports to have been brought on behalf of providers (so-called “Provider Track” case). The Subscriber Track complaints allege, among other things, that Humana intentionally concealed from members certain information concerning the way in which it conducts business, including the methods by which it pays providers. The complaints allege violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the Employee Retirement Income Security Act (“ERISA”). The plaintiffs do not allege that any of the purported practices resulted in denial of any claims for a particular benefit, but, instead, claim that Humana provided the purported class with health insurance benefits of lesser value than promised. In the Provider Track case, the plaintiffs assert that the companies improperly paid providers’ claims and “downcoded” their claims by paying lesser amounts than they submitted. The complaint alleges, among other things, multiple violations under RICO as well as various breaches of contract and violation of regulations governing the timeliness of claim payments. The Company believes the allegations in the complaints are without merit and intends to pursue the defense of the actions vigorously.

          On January 4, 2000, a jury in Palm Beach County, Florida, issued an approximately $80 million verdict in a case arising from removal of an insured from a special case management program (“Chipps”). The award included approximately $78.5 million for punitive damages, $1 million for emotional distress and $29,000 for contractual benefits. The defendant, Humana Health Insurance Company of Florida, Inc., is in the process of appealing the verdict.

          During 2000, the Company paid approximately $15 million in a settlement to the United States Department of Justice and the Department of Health and Human Services relating to Medicare premium overpayments. The Company had previously established adequate liabilities for the resolution of these issues and, therefore, the settlement did not have a material impact on the Company’s financial position or results of operations. As part of this settlement, on May 31, 2000, the Company entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General (“OIG”) of the Department of Health and Human Services. Under the CIA, the Company is obligated to, among other things, provide training, conduct periodic audits and make periodic reports to the OIG.

          In July 2000, the Office of the Florida Attorney General initiated an investigation, apparently relating to some of the same matters as are involved in the purported class action lawsuits described above. While the Attorney General has filed no action against the Company, he has indicated that he may do so in the future.

          The Company’s business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been increased scrutiny by these regulators of the managed health care companies’ business practices, including claims payment practices and utilization management. The Company has been and continues to be subject to such reviews. Some of these could require changes in some of the Company’s practices and could also result in fines or other sanctions.

          The Company also is involved in other lawsuits that arise in the ordinary course of its business operations, including claims of medical malpractice, bad faith, failure to properly pay claims, nonacceptance or termination of providers, failure to disclose network discounts and various provider arrangements, challenges to subrogation practices, and claims relating to performance of contractual obligations to providers and others. Recent court decisions and pending state and federal legislative activity may increase the Company’s exposure for any of these types of claims.

          Personal injury and claims for extracontractual damages arising from medical benefit denial are covered by insurance from the Company’s wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In connection with the case of Chipps v. Humana Health Insurance Company of Florida, Inc., the Company’s liability carriers have preliminarily indicated they believe no coverage may be available for a punitive damages award. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

          Management does not believe that any pending or threatened legal actions against the Company or audits by agencies will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, the likelihood or outcome of current or future suits, including any appeals, like the appeal of the Chipps case, cannot be accurately predicted with certainty. Therefore, such legal actions could adversely affect the Company’s financial position, results of operations or cash flows. (See CAUTIONARY STATEMENTS in this document and ITEM 3. LEGAL PROCEEDINGS of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)

12.    ACQUISITIONS AND DIVESTITURES

Divestitures

          During 2000, the Company completed transactions to divest its workers’ compensation, North Florida Medicaid and Medicare supplement businesses. The Company previously estimated and recorded a $118 million loss in 1999 related to the divestitures. There was no change in the estimated loss during 2000. Divested assets, consisting primarily of investment securities and reinsurance recoverables, totaled $653 million. Divested liabilities, consisting primarily of workers’ compensation and other reserves, totaled $437 million. Cash proceeds were $98 million ($29 million net of divested subsidiaries’ cash) for the year ended December 31, 2000. Revenue and pretax results associated with these businesses for the years ended December 31, 2000, 1999 and 1998 were as follows:

	Years Ended December 31,
	2000	1999	1998
	(In millions)
Revenues	$103	$218	$213
Pretax results	$ (8)	$ (13)	$ 20

Acquisitions

          During 2000, the Company acquired a Houston-based health plan, two operating shell entities for future business initiatives, and a hospital in-patient management services firm for $77 million ($13 million net of acquired subsidiaries’ cash).
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           On June 1, 1999, the Company reached an agreement with FPA Medical Management, Inc. (“FPA”), FPA’s lenders and a federal bankruptcy court under which the Company acquired the operations of 50 medical centers from FPA for approximately $14 million in cash. The Company has subsequently transferred operating responsibility for all acquired FPA medical centers under long-term provider agreements.

          The above acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company allocated the acquisition cost to net tangible and identifiable intangible assets based upon their fair value. Identifiable intangible assets primarily relate to provider and subscriber contracts and the cost of the acquired licenses. Any remaining value not assigned to net tangible or identifiable intangible assets was then allocated to cost in excess of net assets acquired, or goodwill. Goodwill and identifiable intangible assets acquired, recorded in connection with the acquisitions were $52 million and $17 million in 2000 and 1999, respectively. The identifiable intangible assets are being amortized over periods ranging from five to 20 years while goodwill is being amortized over periods ranging from six to 20 years. Unaudited pro forma results of operations information has not been presented because the effects of these acquisitions were not, individually or in the aggregate, significant to the Company’s results of operations or financial position.

          During 1999, the Company recorded an impairment loss and, effective January 1, 2000, adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years as discussed in Note 3.

13.    SEGMENT INFORMATION

          During 1999 and 2000, the Company was organized into two business units: the Health Plan segment and the Small Group segment. The Health Plan segment includes the Company’s large group commercial (100 employees and over), Medicare, Medicaid, ASO and military or TRICARE business. The Small Group segment includes small group commercial (under 100 employees) and specialty benefit lines, including dental, life and short-term disability. Results of each segment are measured based upon results of operations before income taxes. The Company allocates administrative expenses, investment income and interest expense, but no assets, to the segments. Members in the same geographic area that are served by the two segments generally utilize the same medical provider networks, enabling the Company to obtain more favorable contract terms with providers. As a result, the profitability of each segment is somewhat interdependent. In addition, premium revenue pricing to large group commercial employers has historically been more competitive than that to small group commercial employers, resulting in less favorable underwriting margins for the large group commercial line of business. Costs to distribute and administer products to small group commercial employers are higher compared to large group commercial employers resulting in small group’s higher administrative expense ratio. The accounting policies of each segment are similar and are described in Note 2. The Company is in the process of repositioning its lines of business and its distribution focus towards a more commercial line emphasis, including commercial products sold to customers who self-insure their financial exposure. As a result of this repositioning, the Company announced a management realignment during the first quarter of 2001. Future quarterly and annual financial reports will give effect to this realignment.
Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           The segment results for the years ended December 31, 2000, 1999 and 1998 are as follows:

	Health Plan	Small Group	Total
	(In millions)
2000
Revenues:
Premiums	$7,303	$3,092	$10,395
Investment and other income, net	83	36	119

Total revenues	7,386	3,128	10,514
Underwriting margin	978	635	1,613

Depreciation and amortization	91	56	147

Interest expense	20	9	29

Income before income taxes	54	60	114

	Health Plan	Small Group	Total
	(In millions)
1999
Revenues:
Premiums	$6,847	$3,112	$9,959
Investment and other income, net	102	52	154

Total revenues	6,949	3,164	10,113
Underwriting margin	863	564	1,427

Depreciation and amortization	70	54	124

Interest expense	22	11	33

(Loss) income before income taxes	(410)	6	(404)

	Health Plan	Small Group	Total
	(In millions)
1998
Revenues:
Premiums	$6,734	$2,863	$9,597
Investment and other income, net	140	44	184

Total revenues	6,874	2,907	9,781
Underwriting margin	988	568	1,556

Depreciation and amortization	76	52	128

Interest expense	33	14	47

Income (loss) before income taxes	183	20	203

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          As discussed in Note 3, during 1999 and 1998, the Company recorded pretax expenses of $585 million and $132 million, respectively. The following table details the impact these expenses had on the Health Plan and Small Group segments for the years ended December 31, 1999 and 1998:

	1999			1998
	Health Plan	Small Group	Total	Health Plan	Small Group	Total
	(In millions)
Underwriting margin	$ 66	$24	$ 90	$60	$13	$ 73

Income before income taxes	$553	$32	$585	$96	$36	$132

          The Company markets health and specialty insurance products. The Company’s health insurance offerings include primarily HMO and PPO products while its specialty offerings include dental, group life and ASO products. Health insurance product premiums were approximately $10.1 billion, $9.7 billion and $9.4 billion for the years ended December 31, 2000, 1999 and 1998, respectively. Specialty product premiums were approximately $291 million, $277 million and $239 million for the years ended December 31, 2000, 1999 and 1998, respectively.

          Premium revenues derived from contracts with the federal government for the years ended December 31, 2000, 1999 and 1998 represent approximately 42 percent, 40 percent and 41 percent, respectively, of total premium revenues.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Humana Inc.

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the consolidated financial position of Humana Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
February 7, 2001

Humana Inc.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          A summary of the Company’s quarterly unaudited results of operations for the years ended December 31, 2000 and 1999 follows:

	2000
	First	Second	Third	Fourth
	(In millions, except per share results)
Revenues	$2,642	$2,696	$2,616	$2,560
Income before income taxes	27	24	29	34
Net income	21	19	23	27
Basic earnings per common share	0.13	0.11	0.14	0.16
Diluted earnings per common share	0.13	0.11	0.14	0.16

	1999
	First(a)	Second	Third	Fourth(b)
	(In millions, except per share results)
Revenues	$2,477	$2,505	$2,557	$2,574
(Loss) income before income taxes	(25)	44	34	(457)
Net (loss) income	(16)	28	22	(416)
Basic (loss) earnings per common share	(0.10)	0.17	0.13	(2.48)
Diluted (loss) earnings per common share	(0.10)	0.17	0.13	(2.48)

(a)	Includes charges of $90 million pretax ($58 million after tax, or $0.34 per diluted share) primarily related to premium deficiency and medical reserve strengthening.

(b)
Includes charges of $495 million pretax ($441 after tax, or $2.63 per diluted share) primarily related to goodwill write-down, losses on non-core asset sales and professional liability reserve strengthening.

HUMANA INC.
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the “Annual Meeting”) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 17th day of May, 2001 at 10:00 a.m., EDT and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposal set forth below if personally present.

The Board of Directors recommends a vote FOR the following proposal:

1. Election of Directors: (1) Charles M. Brewer, (2) Michael E. Gellert, (3) John R. Hall, (4) David A. Jones, (5) David A. Jones, Jr.,
(6) Irwin Lerner, (7) Michael B. McCallister, (8) W. Ann Reynolds, Ph.D.

FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐

To withhold authority to vote, mark “For All Except“ and write the nominee’s number on the line below.

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

THE SHARES OF COMPANY COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Date: , 2001

Signature

Signature (Joint Owners)

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

APPENDIX

HUMANA INC.
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 17, 2001
10:00 A.M., EDT

HUMANA BUILDING
25TH FLOOR AUDITORIUM
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

Humana Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:00 p.m. NEW YORK TIME ON MAY 16, 2001.

Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-800-690-6903 FROM THE U.S. AND CANADA.

You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

OR

VOTE BY INTERNET:	ACCESS THE INTERNET VOTING SITE AT WWW. PROXYVOTE.COM

Click the "PROXY VOTING" icon --You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

OR

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

The Board of Directors recommends a vote FOR the following proposal:

Vote On Directors

1.	The election of (01) Charles M. Brewer, (02) Michael E. Gellert, (03) John R. Hall, (04) David A. Jones, (05) David A. Jones, Jr., (06) Irwin Lerner, (07) Michael B. McCallister, (08) W. Ann Reynolds, Ph.D. as Directors except as indicated below.

For All [_]      Withhold All [_]      For All Except [_]

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

___________________________________________________________________________________________________

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held in joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

[	]	[	]

Signature (PLEASE SIGN	Date	Signature (Joint Owners)	Date
WITHIN BOX)

[REVERSE SIDE OF CARD]

HUMANA INC.
500 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints David A. Jones and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 17th day of May, 2001 at 10:00 a.m., EDT and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals set forth below if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS
SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN
FAVOR OF THE ELECTION OF DIRECTORS AND AGAINST THE STOCKHOLDER PROPOSAL.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)